Exhibit 10.1

AGREEMENT AND PLAN OF

MERGER

BY AND AMONG

LABOR READY, INC.,

LABOR READY ACQUISITION SUB II, INC.,

CLP HOLDINGS CORP.,

AND

AS SHAREHOLDER REPRESENTATIVES,

BAIRD CAPITAL PARTNERS MANAGEMENT COMPANY, LLC

AND

WILLIAM BLAIR CAPITAL PARTNERS VI, L.L.C.

Table of Contents

ARTICLE I
ARTICLE II
SECTION 2.1. The Merger
SECTION 2.2. Effective Time of the Merger
SECTION 2.3. Redemption of Company Preferred Stock
ARTICLE III
SECTION 3.1. Articles of Incorporation
SECTION 3.2. By-Laws
SECTION 3.3. Effect of the Merger
SECTION 3.4. Directors
SECTION 3.5. Officers
ARTICLE IV
SECTION 4.1. Conversion of Company Common Stock in the Merger
SECTION 4.2. Conversion of Subsidiary Shares in Merger
SECTION 4.3. Total Company Value
SECTION 4.4. Payment of Merger Consideration
SECTION 4.5. Final Determination of Total Company Value; Payment of Adjustment Escrow
SECTION 4.6. Adjustments to Merger Consideration
SECTION 4.7. Closing
SECTION 4.8. Closing of the Company’s Transfer Books
SECTION 4.9. Dissenting Shares
SECTION 4.10. Lost Certificates
ARTICLE V
SECTION 5.1. Organization and Qualifications
SECTION 5.2. Authority; Non-Contravention; Approvals
SECTION 5.3. Litigation
SECTION 5.4. Brokers and Finders
ARTICLE VI
SECTION 6.1. Organization and Qualification
SECTION 6.2. Capitalization
SECTION 6.3. Subsidiaries
SECTION 6.4. Authority; Non-Contravention; Approvals.
SECTION 6.5. Company Financial Statements
SECTION 6.6. Absence of Undisclosed Liabilities
SECTION 6.7. Absence of Certain Changes or Events
SECTION 6.8. Absence of Litigation
SECTION 6.9. No Violation of Law
SECTION 6.10. Taxes

i

SECTION 6.11. Employee Benefits Plans; ERISA.
SECTION 6.12. Labor and Employment Matters
SECTION 6.13. Environmental Matters
SECTION 6.14. Condition of and Title to Assets
SECTION 6.15. Company Common Shareholder Approval
SECTION 6.16. Trademarks and Intellectual Property Compliance
SECTION 6.17. Contracts and Other Agreements; Compliance
SECTION 6.18. Insurance
SECTION 6.19. Brokers and Finders
SECTION 6.20. Certain Transactions
SECTION 6.21. Books and Records
SECTION 6.22. Employees
SECTION 6.23. Customers and Suppliers
SECTION 6.24. Accounts Receivable
SECTION 6.25. Board Recommendation
SECTION 6.26. Disclosure
ARTICLE VII
SECTION 7.1. Conduct of Business by the Company Pending the Merger
SECTION 7.2. Control of the Company’s Operations
SECTION 7.3. Acquisition Transactions
SECTION 7.4. Employees
ARTICLE VIII
SECTION 8.1. Access to Information
SECTION 8.2. Company Common Shareholder Approval
SECTION 8.3. Expenses and Fees
SECTION 8.4. Agreement to Cooperate
SECTION 8.5. Public Statements
SECTION 8.6. Indemnification of Directors and Officers and Controlling Persons
SECTION 8.7. Notification of Certain Matters
SECTION 8.8. Execution of Additional Documents
SECTION 8.9. Tax Matters.
SECTION 8.10. Worker’s Compensation Insurance
ARTICLE IX
SECTION 9.1. Conditions to Each Party’s Obligation to Effect the Merger
SECTION 9.2. Additional Conditions to Obligation of the Company to Effect the Merger
SECTION 9.3. Additional Conditions to Obligations of Parent and Subsidiary to Effect the Merger
ARTICLE X
SECTION 10.1. Indemnification of Parent and Subsidiary After Effective Time
SECTION 10.2. Indemnification of the Company Common Shareholders
SECTION 10.3. Procedure Relative to Indemnification
SECTION 10.4. Losses Net of Insurance and Tax Benefits

ii

SECTION 10.5. Limits on Indemnification Claims.
SECTION 10.6. Sole Remedy
SECTION 10.7. Payable Claims
SECTION 10.8. Treatment of Indemnity Payments
SECTION 10.9. Assignment; Reimbursement
ARTICLE XI
SECTION 11.1. Termination
SECTION 11.2. Effect of Termination
SECTION 11.3. Break-up Fee
SECTION 11.4. Amendment
SECTION 11.5. Waiver
ARTICLE XII
SECTION 12.1. Shareholder Representatives
SECTION 12.2. Company Disclosure Letter
SECTION 12.3. Notices
SECTION 12.4. Interpretation
SECTION 12.5. Miscellaneous
SECTION 12.6. Governing Law; Jurisdiction
SECTION 12.7. Counterparts
SECTION 12.8. Successors in Interest
SECTION 12.9. Exhibits and Schedules
SECTION 12.10. Severability
SECTION 12.11. No Joint Venture
SECTION 12.12. Specific Performance

iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, is made as of this 26th day of May, 2005 (the “Agreement”), by and among LABOR READY, INC., a Washington corporation (“Parent”), LABOR READY ACQUISITION SUB II, INC., a Nevada corporation and a wholly-owned, direct subsidiary of Parent (“Subsidiary”), CLP HOLDINGS CORP., a Nevada corporation (the “Company”), BAIRD CAPITAL PARTNERS MANAGEMENT COMPANY, LLC, a Wisconsin limited liability company (“Baird”) and WILLIAM BLAIR CAPITAL PARTNERS VI, L.L.C., a Delaware limited liability company (“Blair”, and together with Baird, “Shareholder Representatives”).

R E C I T A L S:

WHEREAS, the respective Boards of Directors of Parent, Subsidiary and the Company have each approved the merger of Subsidiary with and into the Company (the “Merger”), upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE I

DEFINITIONS

As used in this Agreement, the following terms shall have the following meanings, unless otherwise expressly provided or unless the context clearly requires otherwise:

“Accounts Receivable” shall be defined as set forth in Section 6.24.

“Adjustment Escrow” shall be defined as set forth in Section 4.4(a).

“Adjustment Short Fall Payment” shall be defined as set forth in Section 4.5(a).

“Agreement” shall be defined as set forth in the Preamble.

“Arbitrable Claim” shall be defined as set forth in Section 10.3(d).

“Baird” shall be defined as set forth in the Preamble.

“Balance Sheet Date” means December 31, 2004.

“Basket Amount” shall be defined as set forth in Section 10.5.

“Blair” shall be defined as set forth in the Preamble.

“Break-Up Fee” shall be defined as set forth in Section 11.3.

“Claim Notice” shall be defined as set forth in Section 10.3(a).

“Claiming Party” shall be defined as set forth in Section 10.3(a).

“Closing” shall be defined as set forth in Section 4.7.

“Closing Cash” shall be defined as set forth in Section 4.3(a).

“Closing Date” shall be defined as set forth in Section 4.7.

“Closing Date Balance Sheet” shall be defined as set forth in Section 4.3(b).

“CLP Mergers” shall be defined as set forth in Section 6.3.

“CLP Resources” shall mean CLP Resources, Inc., a Delaware corporation, which is a wholly owned, direct subsidiary of the Company.

“Code” shall be defined as the Internal Revenue Code of 1986, as amended.

“Company” shall be defined as set forth in the Preamble.

“Company Actuarial Reviewer” shall mean Deloitte Consulting, LLP; provided that if Deloitte Consulting LLP no longer provides actuarial services at the time the actuarial review described in Section 8.10(b) is required or if Deloitte Consulting, LLP is unwilling to prepare such actuarial review, then Parent and the Shareholder Representatives shall mutually agree upon a replacement.

“Company Affiliated Transaction” shall have the meaning set forth in Section 6.20.

“Company Class A Preferred Stock” shall mean the class A preferred stock, $.01 par value per share, of the Company.

“Company Class B Preferred Stock” shall mean the class B preferred stock, $.01 par value per share, of the Company.

“Company Common Shareholders” shall mean holders of shares of Company Common Stock.

“Company Common Shareholder Approval” shall be defined as set forth in Section 8.2.

“Company Common Stock” shall mean the common stock, par value $.01 per share, of the Company.

“Company Common Stock Certificates” shall have the meaning set forth in Section 4.4(b).

“Company Disclosure Letter” shall have the meaning set forth in the caption to Article VI, below.

“Company Financial Statements” shall be defined as provided in Section 6.5.

“Company Intellectual Property” shall mean both Company Owned Intellectual Property and such Company Licensed Intellectual Property as is a part of any Company products or services or is used by the Company in its business.

“Company Licensed Intellectual Property” shall mean all Intellectual Property Rights owned by any third party.

“Company Material Adverse Effect” shall mean an effect or effects or fact or condition which, individually or in the aggregate is materially adverse to the financial condition, business, properties, assets, operations of the Company and the Company Subsidiaries, taken as a whole.  Without limiting the definition of Company Material Adverse Effect in the preceding sentence, a Company Material Adverse Effect will be deemed to exist if there will occur any event that causes or may reasonably be expected to cause or result in estimable monetary loss which, individually or when aggregated with all other events, exceeds $150,000.

“Company Owned Intellectual Property” shall mean all Intellectual Property Rights owned by the Company.

“Company Permits” shall have the meaning set forth in Section 6.9.

“Company Plans” means all employee benefit plans and programs maintained by the Company or a Company Subsidiary, including employee benefit plans within the meaning set forth in Section 3(3) of ERISA.

“Company Preferred Shareholders” shall be defined as set forth in Section 2.3(a).

“Company Preferred Stock” shall mean the Company Class A Preferred Stock and the Company Class B Preferred Stock issued and outstanding.

“Company Preferred Stock Certificates” shall have the meaning set forth in Section 2.3(b).

“Company Required Statutory Approvals” means the making of the Merger Filing with the Nevada Secretary of State in connection with the Merger.

“Company Shareholders” shall mean the Company Common Shareholders and the Company Preferred Shareholders.

“Company Stock” shall mean the Company Common Stock, the Company Class A Preferred Stock and the Company Class B Preferred Stock issued and outstanding.

“Company Subsidiaries” shall mean CLP Resources and Contractors.

“Company’s knowledge” for those warranties and representations set forth in Article VI of this Agreement or elsewhere in this Agreement, which are subject to the qualification “to the Company’s knowledge” or “to the knowledge of the Company,” or otherwise limited to matters “known” to the Company, the Company will be deemed to have knowledge of a matter if Noel S. Wheeler, Selby F. Little, III, Richard Mercuri, Edward Nubel or Donna Gagnon has actual knowledge of the matter after a reasonable investigation of the surrounding circumstances.

“Contracts” shall be defined as set forth in Section 6.17.

“Contractors” shall mean Contractors Labor Pool, Inc., a Delaware corporation, which is a wholly-owned, direct subsidiary of CLP Resources.

“Definitively Resolved” shall be defined as set forth in Section 10.7.

“De minimis Amount” shall be defined as set forth in Section 10.5.

“Dissenting Shares” shall be defined as set forth in Section 4.9(a).

“Dissenting Shareholder” shall be defined as set forth in Section 4.9(a).

“Distribution Share” shall be defined as a Company Common Shareholder’s share of the Merger Consideration as set forth on Schedule 4.1 attached hereto.

“Effective Time” shall be defined as set forth in Section 2.2.

“Environmental Laws” shall mean all federal, state and local laws in effect on the date hereof and other governmental restrictions and requirements, including statutes, regulations, ordinances, codes, rules, judgments, decrees, orders and requirements relating to the discharge, emission or release of air pollutants, water pollutants or process waste water or otherwise relating in any way to the protection or clean-up of the environment or to hazardous substances in general or to storage tanks, petroleum products, polychlorinated biphenyls or asbestos, including, but not limited to, the Federal Solid Waste Disposal Act, the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act of 1976, the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, regulations of the Environmental Protection Agency, regulations of the Nuclear Regulatory Agency, and regulations of any state department of natural resources, state environmental protection agency or any Governmental Authority whatsoever.

“ERISA” shall mean the Employee Retirement Income Securities Act of 1974, as amended.

“Escrow Agent” shall be defined as set forth in Section 4.4(a).

“Escrow Agreement” shall be defined as set forth in Section 9.1(e).

“Escrow Interest” shall be defined as set forth in Section 4.5(a).

“Escrow Rate” shall be defined as set forth in Section 4.5(a).

“Estimated Closing Cash” shall be defined as set forth in Section 4.3(a).

“Estimated Merger Consideration” shall be defined as set forth in Section 4.3(a).

“FTC” shall mean the Federal Trade Commission.

“GAAP” shall mean generally accepted accounting principles in the United States of America.

“Governmental Authority” means any foreign, domestic, federal, territorial, state or local governmental authority, quasi-governmental authority, instrumentality, court, government or self-regulatory organization, commission, tribunal or organization or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing.

“Hazardous Substance” shall mean any substance that has been or is presently listed, defined, designated or classified as hazardous, toxic, radioactive, or dangerous, or otherwise regulated under any Environmental Law, including any substance to which exposure is regulated by any Governmental Authority or any Environmental Law including, without limitation, any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance or petroleum or any derivative or by-product thereof, radon, radioactive material, asbestos or asbestos containing material, urea formaldehyde foam insulation, lead or polychlorinated biphenyls.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” of any Person at any date shall mean (a) all indebtedness of such Person, including interest and any prepayment penalties, expenses, or fees thereon created, issued or incurred for borrowed money or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), (b) any other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument, (c) all obligations of such Person under capital lease obligations, and (d) except for Liens identified on the Company Disclosure Letter as “Permitted Liens,” all liabilities secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof; provided that Indebtedness shall not include the Company’s premium finance obligations relating to insurance coverages pursuant to the Premium Finance Agreement between CLP Resources and AICCO, Inc.

“Indemnified Parties” shall be defined as set forth in Section 8.6(a).

“Indemnity Escrow” shall be defined as set forth in Section 4.4(a).

“Indemnity Escrow Period” shall mean that period of time commencing as of the Closing Date and ending on the twenty four (24) month anniversary of the Closing Date.

“Indemnifying Party” shall be defined as set forth in Section 10.3(a).

“Intellectual Property Rights” shall mean any or all of the following and all rights in, arising out of, or associated therewith:  (i) United States and foreign issued (a) patents, utility models, and applications therefore, and all reissues, divisions, re-examinations, renewals, continuations and continuations-in-part, provisionals and extensions thereof, and equivalent or similar rights anywhere in the world in inventions and discoveries, including invention disclosures, (b) all rights in World Wide Web addresses and domain names and applications and registrations therefore, trade names, logos, common law trademarks and service marks, trade dress, trademark and service mark applications, registrations and renewals, and all goodwill associated therewith throughout the world, (c) copyrights, and registrations, applications and renewals and extensions therefore and all rights corresponding thereto (including moral rights) throughout the world, (d) all trade secrets and other rights in know-how and confidential or proprietary information (including ideas, research and development, formulas, recipes, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (e) any similar, corresponding or equivalent rights to any of the foregoing in (a)-(d) above, anywhere in the world; (ii) any and all computer software and code (including data, databases, data collections, instructions, techniques, and documentation); (iii) all copies and tangible embodiments thereof (in whatever form or medium); and (iv) rights of publicity and privacy.

“Investor Shareholders” shall be defined as set forth in Section 9.1(a).

“Laws” means any federal, state, local or foreign statute, law, order, ordinance, judgment rule or regulation in effect as of the date hereof.

“Legal Proceedings” shall mean any action, demand, suit, litigation, arbitration, charge, assessment, proceeding (including without limitation, any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Authority or any arbitrator or arbitration panel.

“Liability Cap” shall be defined as set forth in Section 10.5.

“Lien” shall mean any mortgage, title defect or objection, lien, pledge, charge, claim, security interest, hypothecation, restriction or encumbrance of any kind or nature whatsoever.

“Losses” shall be defined as set forth in Section 10.1.

“Material Customers” shall be defined as set forth in Section 6.23.

“Material Suppliers” shall be defined as set forth in Section 6.23(b).

“Merger” shall be defined as set forth in the Recitals to this Agreement.

“Merger Consideration” shall be defined as set forth in Section 4.1(a).

“Merger Filing” shall be defined as set forth in Section 2.2.

“Merger Payment Fund” shall be defined as set forth in Section 4.4(a).

“Multi-Employer Plan” shall be defined as set forth in Section 3(37) of ERISA.

“Net Working Capital” shall be defined as set forth in Section 4.3.

“Net Working Capital Adjustment” shall be defined as set forth in Section 4.3.

“Non-Dissenting Shares” shall be defined as set forth in Section 4.9(a).

“Notice of Objection” shall be defined as set forth in Section 4.3(d).

“NRS” shall mean Nevada Revised Statutes Chapters 78 and 92A.

“Parent” shall be defined as set forth in the Preamble.

“Parent Actuarial Reviewer” shall mean Tillinghast, Towers and Perrin; provided that if Tillinghast, Towers and Perrin no longer provides actuarial services at the time the actuarial review described in Section 8.10(c) is required or if Tillinghast, Towers and Perrin is unwilling to prepare such actuarial review, then Parent and the Shareholder Representatives shall mutually agree upon a replacement.

“Parent’s knowledge” for those warranties and representations set forth in Article V of this Agreement, or elsewhere in this Agreement, which are subject to the qualification “to Parent’s knowledge,” Parent will be deemed to have knowledge of a matter if any executive officer of Parent or Subsidiary has actual knowledge of the matter after a reasonable investigation of the surrounding circumstances.

“Parent Material Adverse Effect” shall mean an effect or effects or fact or condition which, individually or in the aggregate is materially adverse to the financial condition, business, properties, assets, operations of Parent and Subsidiary, taken as a whole.  Without limiting the definition of Parent Material Adverse Effect in the preceding sentence, a Parent Material Adverse Effect will be deemed to exist if there will occur any event that causes or may reasonably be expected to cause or result in estimable monetary loss which, individually or when aggregated with all other events, exceeds $150,000.

“Parent Required Statutory Approvals” means the making of the Merger Filing with the Nevada Secretary of State in connection with the Merger.

“Participating Shareholder” shall mean each Company Common Shareholder other than the Dissenting Shareholders.

“Payable Claim” shall be defined as set forth in Section 10.7.

“Paying Agent” shall be defined as set forth in Section 2.3(b).

“Paying Agent Agreement” shall be defined as set forth in Section 9.1(h).

“Pending Claims” shall be defined as set forth in Section 10.1.

“Person” shall mean an individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, unincorporated syndicate, unincorporated organization, trust, trustee, executor, administrator or other legal representative, Governmental Authority, political subdivision, or any group of Persons acting in concert.

“Post-Closing Tax Periods” shall be defined as set forth in Section 8.9(b).

“Pre-Closing Tax Periods” shall be defined as set forth in Section 8.9(c).

“Proportionate Share” shall mean a Company Common Shareholder’s pro rata share of a given dollar amount based on the number of shares of Company Common Stock held by such Company Common Shareholder as set forth on Schedule 4.1 attached hereto.

“Real Estate” shall be defined as set forth in Section 6.14.

“Redemption Consideration” shall be defined as set forth in Section 2.3(a).

“Resolving Accounting Firm” shall mean the Denver office of the accounting firm of KPMG, unless Parent and the Shareholder Representatives agree otherwise.

“Restricted Transaction” shall be defined as set forth in Section 7.3.

“Settled Claim” shall be defined as set forth in Section 10.7.

“Separate Basket Amount” shall be defined as set forth in Section 10.5(b).

“Separate Liability Cap” shall be defined as set forth in Section 10.5(b).

“Separate Losses” shall be defined as set forth in Section 10.5(b).

“Shareholder Representatives” shall be defined as set forth in the Preamble.

“Stub Amount” shall mean the amount of the Ultimates upon which the Company based accrued workers’ compensation expense for the period between December 1, 2004 and the Closing Date, which shall be determined as set forth in Section 4.3(a).

“Subsidiary” shall be defined as set forth in the Preamble.

“Subsidiary Common Stock” shall mean common stock, $.01 par value, of Subsidiary.

“Surviving Corporation” shall be defined as set forth in Section 2.1.

“Surviving Payable Claims” shall be defined as set forth in Section 10.6.

“Tax” or “Taxes” means all federal, state, county, local, foreign and other taxes or assessments and any deficiency, interest, penalty or other charge related thereto imposed by any Governmental Authority, including, without limitation, income, estimated income, business, occupation, franchise, property (real and personal), sales, employment, gross receipts, use, transfer, ad valorem, value-added, profits, license, capital, payroll, employee withholding, unemployment, excise, goods and services, severance, and stamp, or other like assessment or charge of any kind whatsoever, together with any interest or penalty.

“Tax Adjustment” shall be defined as set forth in Section 4.3.

“Tax Return” shall mean any return, report or other document or information required to be supplied to a taxing authority in connection with Taxes, including any schedule or attachment thereto and including any amendment thereof.

“Third Party Claim” shall be defined as set forth in Section 10.3(a).

“Total Company Value” shall be defined as set forth in Section 4.3.

“Ultimates” shall be defined as set forth in Section 8.10(b).

ARTICLE II

THE MERGER AND REDEMPTION OF COMPANY PREFERRED STOCK

SECTION 2.1.  The Merger.  Upon the terms and subject to the conditions of this Agreement, at the Effective Time in accordance with the NRS, Subsidiary shall be merged with and into the Company and the separate corporate existence of Subsidiary shall thereupon cease.  The Company shall be the surviving corporation in the Merger and is hereinafter sometimes referred to as the “Surviving Corporation.”  The Surviving Corporation will be governed by the laws of the State of Nevada as a direct, wholly-owned subsidiary of Parent.

SECTION 2.2.  Effective Time of the Merger.  The Merger shall become effective when Articles of Merger, duly prepared and executed by the parties in accordance with the relevant provisions of the NRS (the “Merger Filing”) are duly filed with the Nevada Secretary of State, or at such other time specified in the Articles of Merger as agreed to by Parent, Subsidiary and the Company (the “Effective Time”).  The filing of the Articles of Merger shall be made on the Closing Date as soon as practicable after the satisfaction or waiver of the conditions set forth in Article IX.

SECTION 2.3.  Redemption of Company Preferred Stock

(a)                                  Immediately prior to the consummation of the transactions contemplated by this Agreement, the Company shall redeem all of the issued and outstanding Company Preferred Stock from the holders thereof (the “Company Preferred Shareholders”) at a price per share described in the Company’s Articles of Incorporation, as amended from time to time, in effect immediately prior to the Effective Time (in the aggregate, the “Redemption Consideration”).  The Redemption Consideration, the portion of the Redemption Consideration payable by the Company to and the number of shares of Company Preferred Stock held by each Company Preferred Shareholder and the identity of each Company Preferred Shareholder is set forth on Schedule 2.3 attached hereto.

(b)                                 The Redemption Consideration shall be paid at the Closing by the Company depositing the Estimated Closing Cash with Mellon Investor Services, LLC (the “Paying Agent”) for distribution to the Company Preferred Shareholders and to the extent of any insufficiency, the remainder of the Redemption Consideration (the “Remaining Redemption Payment”) shall be deposited by Parent on behalf of the Surviving Corporation with the Paying Agent, and as soon as practical thereafter, payment of the Redemption Consideration shall be made by the Paying Agent to the Company Preferred Shareholders in accordance with Schedule 2.3, this Section 2.3(b) and the Paying Agent Agreement.  No later than ten (10) days after the Effective Time, the Company shall mail to each Company Preferred Shareholder (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to certificates representing outstanding shares of Company Preferred Stock (the “Company Preferred Stock Certificates”) shall pass, only upon proper delivery of the Company Preferred Stock Certificates to the Paying Agent) and (ii) instructions for use in effecting the surrender of the Company Preferred Stock Certificates for payment of the Redemption Consideration therefore, in the form attached hereto as Exhibit 2.3(b).  Upon surrender of Company Preferred Stock Certificates to the Paying Agent, together with such letter of transmittal duly executed and any other required documents, such Company Preferred Shareholder shall be entitled to receive his, her or its share of the Redemption Consideration in accordance with Schedule 2.3 and the Company Preferred Stock Certificate will be cancelled.  No interest shall be paid or accrue on the Redemption Consideration payable upon surrender of the Company Preferred Stock Certificates.  If any payment of the Redemption Consideration is to be made to a person other than the one in whose name the Company Preferred Stock Certificate surrendered in exchange therefore is registered, it shall be a condition of such payment that the Company Preferred Stock Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer.  Notwithstanding the foregoing, neither the Paying Agent nor any other party hereto shall be liable to any Company Preferred Shareholder for any Redemption Consideration delivered to a public official pursuant to applicable escheat law.

(c)                                  In the event any Company Preferred Stock Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Company Preferred Stock Certificate to be lost, stolen or destroyed, and an agreement by such person to indemnify the Surviving Corporation and Parent against any claim that may be made against it with respect to such Company Preferred Stock Certificate, the Paying Agent shall deliver in exchange for such affidavit and agreement, payment of such Company Preferred Shareholder’s share of the Redemption Consideration in the manner set forth in this Section 2.3, less any fees deducted as set forth in the letter of transmittal.

ARTICLE III

THE SURVIVING CORPORATION

SECTION 3.1.  Articles of Incorporation.  The Articles of Incorporation of the Surviving Corporation shall be amended and restated at and as of the Effective Time to read as did the Articles of Incorporation of Subsidiary immediately prior to the Effective Time (except that the name of the Surviving Corporation shall be such name as Parent shall specify), until duly amended further in accordance with the terms thereof and the NRS.

SECTION 3.2.  By-Laws.  The By-Laws of the Surviving Corporation shall be amended and restated at and as of the Effective Time to read as did the By-Laws of Subsidiary immediately prior to the Effective Time (except that the name of the Surviving Corporation shall be such name as Parent shall specify), until duly amended further in accordance with the terms thereof, the Articles of Incorporation of the Surviving Corporation and the NRS.

SECTION 3.3.  Effect of the Merger.  At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the NRS.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise provided herein, all the property, assets, rights, privileges, powers and franchises of Subsidiary and the Company shall vest in the Surviving Corporation, all debts, liabilities and duties of Subsidiary and the Company shall become the debts, liabilities and duties of the Surviving Corporation in the same manner as if the Surviving Corporation had itself incurred them, and the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger, except as set forth herein.

SECTION 3.4.  Directors.  From and after the Effective Time, the directors of Subsidiary shall serve as the initial directors of the Surviving Corporation to hold office in accordance with the Articles of Incorporation and By-Laws of the Surviving Corporation, until their successors are duly elected or appointed.

SECTION 3.5.  Officers.  From and after the Effective Time, the officers of Subsidiary shall serve as the initial officers of the Surviving Corporation and in the same capacities as they served Subsidiary, in each case until their respective successors are duly elected or appointed.

ARTICLE IV

CONVERSION OF SHARES

SECTION 4.1.  Conversion of Company Common Stock in the Merger.  At the Effective Time, by virtue of the Merger and without any action on the part of any holder of any shares of Company Common Stock:

(a)                                  Each share of Company Common Stock, other than Dissenting Shares and Company Common Stock held in treasury, shall be converted into the right to receive cash in an aggregate amount equal to the Total Company Value divided by the aggregate number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (excluding any shares of Company Common Stock held in treasury).  The aggregate amount of consideration to be paid to all Participating Shareholders is referred to herein as the “Merger Consideration”.  Subject to Section 4.9, the Merger Consideration shall be payable to the Company Common Shareholders as set forth on Schedule 4.1 attached hereto and in the manner set forth in Section 4.4, below.

(b)                                 Each share of Company Common Stock held in treasury by the Company immediately prior to the Effective Time, if any, shall be canceled and extinguished without payment therefor.

(c)                                  No share of Company Common Stock shall be deemed to be outstanding or to have any rights other than those set forth in this Section 4.1 or in Section 4.9, below, (if applicable) after the Effective Time.  From and after the Effective Time, all outstanding shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist.  Until surrendered to Parent, each outstanding certificate (other than certificates relating to Dissenting Shares) which prior to the Effective Time represented shares of Company Common Stock shall after the Effective Time be deemed for all purposes to represent the right only to receive the applicable Distribution Share in accordance with this Article IV.

SECTION 4.2.  Conversion of Subsidiary Shares in Merger.  At the Effective Time, by virtue of the Merger and without any action on the part of Parent as sole shareholder of

Subsidiary, each issued and outstanding share of Subsidiary Common Stock shall be converted into one (1) share of common stock, par value $.01 per share, of the Surviving Corporation.

SECTION 4.3.  Total Company Value.  For purposes of this Agreement, “Total Company Value” means Forty-Six Million Two Hundred Thousand Dollars ($46,200,000) (i) increased or decreased as appropriate by the Net Working Capital Adjustment; (ii) increased or decreased as appropriate by the Tax Adjustment; (iii) less the amount of the Remaining Redemption Payment paid by Parent pursuant to Section 2.3(b), above; (iv) less the amount of funded Indebtedness, if any; and (v) less the Transaction Costs, if any.  For purposes hereof, “Net Working Capital” of the Company as of the Closing Date shall mean (x) the sum of all the Company’s current assets (consisting of accounts receivable, other current assets and prepaid expenses (including all deposits and cash collateral with third parties), but excluding cash and cash equivalents, deferred tax assets and current income taxes receivable), less (y) the sum of all the Company’s current liabilities (consisting of accounts payable, accrued expenses and salaries, current and long-term portions of accrued worker’s compensation insurance expense, and other current liabilities, but excluding any amounts that relate to (A) accrued legal, investment banking and other costs related to the consummation of the transactions contemplated by this Agreement (including, without limitation, all success fees payable to employees of the Company or any of its subsidiaries as set forth on Schedule 4.4(a) attached hereto), to the extent not paid in cash by the Company prior to Closing (the “Transaction Costs”), (B) funded Indebtedness and (C) any current income taxes payable (each of (A) and (B) shall be the responsibility of the Company Shareholders and shall be paid at Closing as set forth in Section 4.4(a)) and (C) shall remain the responsibility of the Company after the Closing), all determined as of the Closing Date in accordance with GAAP applied on a basis consistent with the methodologies, practices and principles used in the preparation of the Company’s 2004 audited balance sheet and the interim monthly balance sheets, except as otherwise provided in this sentence.  “Net Working Capital Adjustment” shall mean the amount determined by subtracting One Hundred Twenty One Thousand Six Hundred Ninety-Three Dollars ($121,693) from the Net Working Capital of the Company as of the Closing Date (expressed either as a negative or positive number, as appropriate).  For purposes hereof, the “Tax Adjustment” as of the Closing Date shall mean the amount by which income tax receivables (excluding any income tax receivables that are not expected to be realized during the Indemnity Escrow Period) is greater than (or less than) the amount of income tax payable accrued by the Company through Closing, all determined as of the Closing Date in accordance with GAAP applied on a basis consistent with the methodologies, practices and principles used in the preparation of the Company’s 2004 audited balance sheet and the interim monthly balance sheets.  Schedule 4.3 attached hereto sets forth the specific methodology, practices and principles that shall be applied in determining the Net Working Capital Adjustment, the Tax Adjustment, Closing Cash and the Indebtedness of the Company at Closing, if any.  The Total Company Value shall be determined as follows:

(a)                                  On the date hereof, the Company shall deliver to Parent a written good faith estimate of the Total Company Value (the “Estimated Merger Consideration”), the Net Working Capital, the amount of the Net Working Capital Adjustment, the amount of the Tax Adjustment, the Stub Amount and a written good faith estimate of the actual cash balances calculated in accordance with GAAP (including cash collateral held by Fleet Capital Corporation) of the Company as of the Closing Date (the “Closing Cash” and such good faith estimate the “Estimated Closing Cash”).  The Estimated Merger Consideration and Estimated Closing Cash shall be accompanied by (i) a certificate signed by an officer of the Company certifying that the Estimated Merger Consideration and Estimated Closing Cash were calculated in good faith based upon the books and records of the Company and the Company Subsidiaries and in accordance with GAAP applied on a basis consistent with the methodologies, practices, and principles used in the preparation of the Company’s 2004 audited balance sheet and the interim monthly balance sheets and (ii) copies of all work papers, schedules and other documents requested by Parent or its agents, representatives and accountants prepared or used by the Company in connection with the calculation of the Estimated Merger Consideration and/or the Estimated Closing Cash.

(b)                                 Within sixty (60) days after Closing, Parent shall prepare and deliver to the Shareholder Representatives a balance sheet of the Company as of the Closing Date (the “Closing Date Balance Sheet”) in accordance with GAAP applied on a basis consistent with the methodologies, practices, and principles used in the preparation of the Company’s 2004 audited balance sheet and the interim monthly balance sheets.  The Closing Date Balance Sheet shall be accompanied by a report setting forth Parent’s calculation of the Total Company Value, the Net Working Capital, the amount of the Net Working Capital Adjustment, the amount of the Tax Adjustment, the Stub Amount and the amount of the Closing Cash.

(c)                                  Following the delivery of the Closing Date Balance Sheet, the Shareholder Representatives will have the right to review the Closing Date Balance Sheet and in connection with such review, Parent shall provide copies of all work papers, schedules and other documents requested by the Shareholder Representatives or their agents, representatives and accountants prepared or used by Parent in connection with the calculation of the Closing Date Balance Sheet and the Total Company Value, the Net Working Capital, the amount of the Net Working Capital Adjustment, the amount of the Tax Adjustment, the Stub Amount and the amount of the Closing Cash.

(d)                                 The determination by Parent of the Total Company Value, the Net Working Capital, the Net Working Capital Adjustment, the Tax Adjustment, the Stub Amount and the Closing Cash shall be final and binding on Parent, the Shareholder Representatives and the Company Common Shareholders unless, within thirty (30) days after the date Parent has delivered the Closing Date Balance Sheet to the Shareholder Representatives, the Shareholder Representatives shall have given written notice of any disagreement or objection (a “Notice of Objection”) to Parent with respect to any item on the Closing Date Balance Sheet or the calculation of the Total Company Value, the Net Working Capital, the Net Working Capital Adjustment, the Tax Adjustment, the Stub Amount or the Closing Cash.  The Notice of Objection shall state in reasonable detail the nature of the Shareholder Representatives’ disagreement(s) and/or objection(s) and the Shareholder Representatives shall provide to Parent, upon request, all of the work papers, schedules and documents prepared or utilized by the Shareholder Representatives in connection therewith.  After the delivery of any Notice of

Objection, the Shareholder Representatives and Parent shall consult with each other and their respective representatives with respect to the items of disagreement(s) and/or objection(s).  If the Shareholder Representatives and Parent are unable to reach agreement with respect to the item or items in dispute within twenty (20) days after the Notice of Objection has been given, the items shall be resolved by the Resolving Accounting Firm.  Parent and its representatives and the Shareholder Representatives and their representatives shall cooperate fully with the Resolving Accounting Firm.  The Shareholder Representatives and Parent shall give, and shall cause their respective representatives to give, the Resolving Accounting Firm and its representatives such assistance and access to the assets and books and records of the Surviving Corporation and any applicable work papers, schedules and other documents, as the Resolving Accounting Firm shall reasonably request.  The resolution of the items of disagreement(s) and/or objection(s) by the Resolving Accounting Firm shall be final and binding on Parent, the Shareholder Representatives and the Company Common Shareholders.  All expenses and fees incurred in connection with resolving such disputed items shall be allocated as follows:  (i) Parent’s share (if any) shall be based upon the percentage which the disputed items not determined in favor of Parent bears to the aggregate amount of all items disputed, and (ii) the balance shall be paid by the Participating Shareholders (with the Participating Shareholders’ portion being funded from the Adjustment Escrow; provided, however, if the Adjustment Escrow is insufficient to satisfy such Participating Shareholder portion, the Participating Shareholders shall pay such insufficiency as soon as practicable in accordance with their Proportionate Share).

SECTION 4.4.  Payment of Merger Consideration.  The Merger Consideration shall be payable to the Participating Shareholders as follows:

(a)                                  At the Closing, Parent shall deposit with the Paying Agent an amount in cash (the “Merger Payment Fund”) equal to the difference between (i) the Estimated Merger Consideration and (ii) the sum of (A) Four Hundred and Fifty Thousand  Dollars ($450,000) (the “Adjustment Escrow”) and (B) Seven Million Dollars ($7,000,000) (the “Indemnity Escrow”); provided that Parent may elect to pay or cause the Surviving Corporation to pay the amounts set forth on Schedule 4.4(a) directly and deduct such amounts from the amount of the Merger Payment Fund that is deposited with the Paying Agent.  At the Closing, Parent will deposit the Adjustment Escrow and the Indemnity Escrow with Mellon Investor Services, LLC (the “Escrow Agent”).  The Escrow Agent will hold and disburse the Adjustment Escrow and the Indemnity Escrow in accordance with the Escrow Agreement (and in the case of the Adjustment Escrow) Section 4.5.  The Paying Agent shall, pursuant to the Paying Agent Agreement, immediately upon Closing pay from the Merger Payment Fund the Company’s accrued legal, investment banking and other costs related to the consummation of the transactions contemplated by this Agreement and funded Indebtedness in the amounts set forth on Schedule 4.4(a) (unless Parent elects to pay or cause the Surviving Corporation to pay such amounts directly) and distribute the remainder of the Merger Payment Fund to the Participating Shareholders in accordance with their Distribution Share of the Merger Payment Fund.

(b)                                 No later than ten (10) days after the Effective Time, the Paying Agent shall mail to each Company Common Shareholder (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to certificates representing outstanding shares of Company Common Stock (the “Company Common Stock Certificates”) shall pass, only upon proper delivery of the Company Common Stock Certificates to the Paying Agent) and (ii) instructions for use in effecting the surrender of the Company Common Stock Certificates for payment of the Merger Payment Fund therefore, substantially in the form attached hereto as Exhibit 2.3(b).  Upon surrender of Company Common Stock Certificates to the Paying Agent, together with such letter of transmittal duly executed and any other required documents, the holder of such Company Common Stock Certificate(s) shall be entitled to receive his, her or its Distribution Share of the Merger Payment Fund at the Effective Time, and the Company Common Stock Certificate shall be cancelled.  Until so surrendered, the Company Common Stock Certificates shall represent solely the right to receive such Company Common Shareholder’s Distribution Share of the Merger Payment Fund with respect to the shares of Company Common Stock represented thereby.  No interest shall be paid or accrue on the Merger Payment Fund payable upon surrender of the Company Common Stock Certificates.  If any payment of the Merger Payment Fund is to be made to a person other than the one in whose name the Company Common Stock Certificate surrendered in exchange therefor is registered, it shall be a condition of such payment that the Company Common Stock Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such payment shall pay to the Company any applicable transfer or other similar taxes, or shall establish to the satisfaction of the Company that any such tax has been paid or is not applicable.  Notwithstanding the foregoing, neither the Paying Agent nor any other party hereto shall be liable to any Company Common Shareholder for any amount of the Merger Payment Fund delivered to a public official pursuant to applicable escheat law.

SECTION 4.5.  Final Determination of Total Company Value; Payment of Adjustment Escrow

(a)                                  Within two (2) business days after the final determination of the Total Company Value and Closing Cash pursuant to Section 4.3, above, if the sum of (i) the amount of the Total Company Value, as finally determined, minus the Estimated Merger Consideration plus (ii) the amount of the Closing Cash, as finally determined, minus the Estimated Closing Cash, is zero or a positive number (the “Adjustment Short Fall Payment”), then Parent shall deposit with the Paying Agent an amount of cash, if any, equal to the amount of the Adjustment Short Fall Payment and Parent and the Shareholder Representatives shall deliver written notice to the Escrow Agent to deliver the Adjustment Escrow plus the Escrow Interest to the Paying Agent.  Interest shall accrue daily on the Adjustment Escrow from the Closing Date to the date of payment by the Escrow Agent pursuant to this Section 4.5 (the “Escrow Interest”) at the interest rate set forth in the Escrow Agreement (the “Escrow Rate”).  As soon as practicable following the deposit of (i) the Adjustment Short Fall Payment by Parent with the Paying Agent, if any, and (ii) the Adjustment Escrow and the Escrow Interest by the Escrow Agent with the Paying Agent, payment of the Adjustment Escrow, the Adjustment Short Fall Payment and the Escrow Interest shall be made by the Paying Agent to the Participating Shareholders in accordance with their Proportionate Share.

(b)                                 Within two (2) business days after the final determination of the Total Company Value and Closing Cash pursuant to Section 4.3, above, if the sum of (i) the amount of the Total Company Value, as finally determined, minus the Estimated Merger Consideration plus (ii) the amount of the Closing Cash, as finally determined, minus the Estimated Closing Cash is a negative number, then the Escrow Agent shall pay to Parent an amount equal to the absolute value of such number from the Adjustment Escrow, together with the Escrow Interest accrued on such amount.  If the Adjustment Escrow is insufficient to pay the amount due hereunder, after distributing the entire Adjustment Escrow and Escrow Interest to Parent, such insufficiency shall be paid by the Participating Shareholders in accordance with their Proportionate Share, as soon as practicable; provided that Parent can elect to recover all or any portion of such amount from the Indemnity Escrow.  Any remaining portion of the Adjustment Escrow and Escrow Interest thereon, if any, held by the Escrow Agent after such payment to Parent, shall be paid to the Paying Agent for distribution to the Participating Shareholders in accordance with their Proportionate Share.

SECTION 4.6.  Adjustments to Merger Consideration.  If, between the date of this Agreement and the Effective Time, the outstanding shares of Company Common Stock shall have been changed into a different number of shares or a different class or series or otherwise changed by reason of any reclassification, recapitalization, split-up, stock dividend, stock combination, exchange of shares, or readjustment, or similar transaction, the amount of the Merger Consideration to be paid per share (but not the aggregate amount of the Merger Consideration) shall be proportionately adjusted.

SECTION 4.7.  Closing.  The closing (the “Closing”) of the Merger and other transactions contemplated by this Agreement shall take place as soon as practicable after satisfaction or waiver of the last to be fulfilled of the conditions set forth in Article IX (the “Closing Date”), at the offices of Preston Gates & Ellis LLP, Seattle, Washington, unless another date and/or location is agreed to in writing by the parties hereto.  The Closing shall be effective at the Effective Time.

SECTION 4.8.  Closing of the Company’s Transfer Books.  At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of shares of Company Common Stock which were outstanding immediately prior to the Effective Time shall thereafter be made.  From and after the Effective Time, the holders of Company Common Stock Certificates evidencing ownership of shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights as shareholders of the Company, except as otherwise provided herein or by Law.  If, after the Effective Time, subject to the terms and conditions of this Agreement, Company Common Stock Certificates formerly representing Company Common Stock are presented to the Paying Agent, Parent or Surviving Corporation, as the case may be, they shall be canceled and exchanged for payment of the Distribution Share relating to such Company Common Stock by the Paying Agent in the manner set forth herein.

SECTION 4.9.  Dissenting Shares

(a)                                  Notwithstanding anything to the contrary contained in this Agreement, any shares (“Dissenting Shares”) of the Company Common Stock which are held by any Company Common Shareholder who has properly asserted his, her or its dissenters’ rights under the NRS (a “Dissenting Shareholder”) shall not be converted into or represent the right to receive the Merger Consideration in accordance with this Article IV, and the Dissenting Shareholder shall be entitled only to such rights as may be granted to him, her or it under the NRS; provided, however, that if the Stockholders Agreement of the Company dated December 4, 1998 or the Stock Restriction Agreement between the Company and certain Company Shareholders lawfully waives the right of a Company Shareholder to assert dissenters’ rights or if the status of any such shares as Dissenting Shares shall not be perfected, or if any such shares shall lose their status as Dissenting Shares under the NRS, then, as of the later of the Effective Time or the time of failure to perfect such status or the loss of such status, such shares (the “Non-Dissenting Shares”) shall automatically be converted into and shall represent only the right to receive (upon the surrender of the certificate or certificates representing such shares) the Distribution Share of the Merger Consideration in accordance with this Article IV.

(b)                                 The Company and the Shareholder Representatives shall give Parent (i) prompt notice of any written demand received by the Company from a Dissenting Shareholder asserting dissenters’ rights under the NRS, and (ii) the opportunity to participate in all negotiations and proceedings with respect to any such demand.  The Company will not voluntarily make any payment with respect to any demands for dissenters’ rights or for approval and will not, except with the prior written consent of Parent, settle any such demands.

SECTION 4.10.  Lost Certificates.  In the event any Company Common Stock Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Company Common Stock Certificate to be lost, stolen or destroyed, and an agreement (in a form satisfactory to Parent) by such person to indemnify the Surviving Corporation and Parent against any claim that may be made against it with respect to such Company Common Stock Certificate, Paying Agent shall deliver in exchange for such affidavit and agreement, payment of such Company Common Shareholder’s Distribution Share of the Merger Consideration in the manner set forth herein, less any fees deducted as set forth in the letter of transmittal.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND SUBSIDIARY

Parent and Subsidiary each jointly and severally represent and warrant to the Company as of the date hereof as follows:

SECTION 5.1.  Organization and Qualifications.  Parent is a corporation duly organized and validly existing under the laws of the State of Washington and Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada.  Each of Parent and Subsidiary has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted.  Each of Parent and Subsidiary is qualified to do business and is in good standing in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified and in good standing will not, when taken together with all other such failures, have a Parent Material Adverse Effect.  Neither Parent nor Subsidiary is in violation of any of the provisions of their respective Certificate or Articles of Incorporation or By-Laws.  Subsidiary was organized solely for the purpose of engaging in the transactions contemplated by this Agreement.  As of the Effective Time, and at all times prior to the Effective Time, all of the outstanding stock of Subsidiary will be and has been owned by Parent and there have not been nor will there be any other agreements relating to the stock of Subsidiary.  As of the date hereof and the Effective Time, except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement, Subsidiary has not and will not have incurred, directly or indirectly, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreement or arrangements with any person or entity.

SECTION 5.2.  Authority; Non-Contravention; Approvals

(a)                                  Parent and Subsidiary each have full corporate power and authority to enter into this Agreement and, subject to Parent Required Statutory Approvals, to consummate the transactions contemplated hereby.  This Agreement has been approved by the Boards of Directors of Parent and Subsidiary and by Parent, as the sole shareholder of Subsidiary, and no other corporate proceedings on the part of Parent or Subsidiary are necessary to authorize the execution and delivery of this Agreement or the consummation by Parent and Subsidiary of the transactions contemplated hereby.  This Agreement has been duly executed and delivered by each of Parent and Subsidiary, and, assuming the due authorization, execution and delivery hereof by the Company and the Shareholder Representatives, constitutes the valid and legally binding agreement of each of Parent and Subsidiary, enforceable against each of them in accordance with its terms, except as the enforceability hereof may be limited by applicable bankruptcy, insolvency or similar laws affecting or relating to the enforcement of creditors’ rights generally or by equitable principles relating to enforceability.

(b)                                 The execution and delivery of this Agreement by each of Parent and Subsidiary does not, and the performance of this Agreement and the transactions contemplated hereby by Parent and Subsidiary will not, violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Lien upon any of the properties or assets of Parent and Subsidiary, under, any of the terms, conditions or provisions of (i) the respective Certificate or Articles of Incorporation and/or By-Laws of Parent or Subsidiary, as amended from time to time, (ii) any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any Governmental Authority applicable to Parent or Subsidiary or any of their respective properties or assets, or (iii) any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, contract, lease or other instrument, obligation or agreement of any kind to which Parent or Subsidiary is now a party or by which Parent or Subsidiary or any of their respective properties or assets may be bound.

(c)                                  Except for Parent Required Statutory Approvals, no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any Governmental Authority is necessary for the execution and delivery of this Agreement by Parent or Subsidiary or the consummation by Parent or Subsidiary of the transactions contemplated hereby, other than such declarations, filings, registrations, notices, authorizations, consents or approvals which will be made on or before the Effective Time or which, if not made or obtained, as the case may be, would not, in the aggregate, have a Parent Material Adverse Effect, or affect Subsidiary’s ability to consummate the Merger.

SECTION 5.3.  Litigation.  There is no claim, action, suit, inquiry, arbitration, litigation, proceeding or investigation or other legal or administrative proceeding pending, or, to Parent’s knowledge, threatened, against or affecting Parent or Subsidiary or, to Parent’s knowledge, any of their respective officers, directors or other employees, that individually or in the aggregate could have a Parent Material Adverse Effect or could reasonably be expected to have the effect of preventing or delaying Parent or Subsidiary from performing its obligations under this Agreement or the transactions contemplated hereby.

SECTION 5.4.  Brokers and Finders.  Neither Parent, Subsidiary, nor any of their respective officers, directors, agents or employees has employed any investment banker, broker or finder or incurred any liability for any investment banking fees, financial advisory fees, brokerage fees, commissions or finder’s fees in connection with the transactions contemplated hereby.

The warranties and representations of Parent and Subsidiary herein contained shall be true and correct on the Closing Date and shall survive until the two (2) year anniversary of the Effective Time, except for the warranties and representations contained in Sections 5.1 and 5.2, which shall survive until the expiration of the relevant statute of limitations period, if any.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure letter delivered by the Company to Parent and Subsidiary at or prior to the execution hereof, attached hereto and incorporated herein by reference (the “Company Disclosure Letter”), the Company represents and warrants to each of Parent and Subsidiary as of the date hereof as follows:

SECTION 6.1.  Organization and Qualification.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted.  The Company is qualified to do business and is in good standing, where applicable, in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary (which jurisdictions are listed on Schedule 6.1 of the Company Disclosure Letter), except where the failure to be so qualified and in good standing would not, when taken together with all other such failures, have a Company Material Adverse Effect.  True, accurate and complete copies of the Company’s Articles of Incorporation and By-Laws, in each case as in effect on the date hereof, including all amendments thereto, have heretofore been delivered to Parent.  Schedule 6.1 contains a complete and correct list of the officers and directors of the Company and each of the Company Subsidiaries.

SECTION 6.2.  Capitalization

(a)                                  The authorized capital stock of the Company consists of (i) 2,000,000 shares of Company Common Stock, of which 1,275,710.4410 are issued and outstanding, all of which are owned by the Company Common Shareholders in the amounts set forth on Schedule 4.1, (ii) 2,000,000 shares of Company Class A Preferred Stock, of which 78,752.3502 are issued and outstanding, all of which are owned by the Company Preferred Shareholders in the amounts set forth on Schedule 2.3, and (iii) 500,000 shares of Company Class B Preferred Stock, of which 19,509.1634 are issued and outstanding and are owned by the Company Preferred Shareholders in the amounts set forth on Schedule 2.3.  All of the issued and outstanding shares of the Company Stock have been duly authorized and validly issued and are fully paid and are nonassessable.  The issued and outstanding shares of Company Common Stock are not subject to preemptive rights created by statute, the Company’s Articles of Incorporation or By-Laws or any agreement to which the Company is a party or bound.  All Company Stock and any other securities of the Company outstanding as of the date hereof have been offered and sold by the Company in compliance with all applicable federal and state securities laws.

(b)                                 There are (i) no outstanding subscriptions, options, calls, contracts, commitments, understandings, restrictions, arrangements, rights or warrants, including any rights plan, and any right of conversion or exchange under any outstanding security, instrument or other agreement, obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of Company Stock or obligating the Company to grant, extend or enter into any such agreement or commitment, (ii) no voting trusts, proxies or other agreements or understandings to which the Company or any Company Subsidiary is a party or is bound with respect to the voting of any shares of Company Stock and (iii) no outstanding bonds, debentures, notes or other Indebtedness of the Company or any Company Subsidiary having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which the holders of the Company Stock may vote.  Except as set forth in Section 2.3, above, the Company does not have any contracts, agreements or understandings to purchase or redeem any of the Company Stock.

(c)                                  The Company Disclosure Letter sets forth an accurate list of all of the owners of Company Stock immediately prior to the consummation of the transactions contemplated by this Agreement, including the number of shares of each class of Company Stock owned by each owner.

SECTION 6.3.  Subsidiaries.  Each Company Subsidiary is duly organized and validly existing as a corporation and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted.  Each Company Subsidiary is qualified to do business, and is in good standing, in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary (which jurisdictions are listed on Schedule 6.3 of the Company Disclosure Letter), except where the failure to be so qualified and in good standing would not, when taken together with all other such failures, have a Company Material Adverse Effect.  All of the issued and outstanding shares of capital stock of each Company Subsidiary have been duly authorized and validly issued and are fully paid and nonassessable.  All of the capital stock of CLP Resources is beneficially and of record owned directly by the Company, free and clear of any Liens and all of the stock of Contractors is beneficially and of record owned directly by CLP Resources, free and clear of any Liens.  None of the issued and outstanding shares of capital stock owned by any Company Subsidiary is subject to preemptive rights created by statute, any Company Subsidiary’s Articles of Incorporation or By-Laws or any agreement to which any Company Subsidiary is a party or bound.

True, accurate and complete copies of the Articles of Incorporation and By-Laws, in each case as in effect on the date hereof, of each Company Subsidiary have heretofore been made available to Parent.  There are no subscriptions, options, warrants, rights, calls, contracts, voting trusts, proxies or other commitments, understandings, restrictions or arrangements relating to the issuance, sale, voting, transfer, ownership or other rights with respect to any of the capital stock of any Company Subsidiary, including any right of conversion or exchange under any outstanding security, instrument or agreement.  Except for CLP Resources and Contractors, the Company does not directly or indirectly own any capital stock of, any equity interest in, or any other ownership or investment interest in, any corporation, partnership, limited liability company, joint venture or other business entity or enterprise.  No Company Subsidiary (x) directly or indirectly owns any capital stock of, any equity interest in, or any other ownership or investment interest in, any corporation, partnership, limited liability company, joint venture or other business entity or enterprise or (y) is a party to, or otherwise subject to any legal restriction or any agreement restricting the ability of such Company Subsidiary to pay dividends out of profits or make any other similar distributions of profits to the Company.

Contractors, which was incorporated on June 19, 2000, is an inactive corporation, which was incorporated for the purpose of reserving the corporate name “Contractors Labor Pool, Inc.” in the State of Delaware and certain other states.  The Company has provided Parent with copies of all documents relating to the merger of each of Wendy Hendrick Enterprises, Inc. and Crown Technical Services, Inc. into CLP Resources (collectively, the “CLP Mergers”).  The CLP

Mergers were effected in accordance with the requirements set forth in the Delaware General Corporation Law.

SECTION 6.4.  Authority; Non-Contravention; Approvals.

(a)                                  The Company has full corporate power and authority to enter into this Agreement and, subject to the Company Common Shareholder Approval and the Company Required Statutory Approvals, to consummate the transactions contemplated hereby.  This Agreement has been approved by the Board of Directors of the Company, and no other corporate proceedings on the part of the Company or any Company Subsidiary are necessary to authorize the execution and delivery of this Agreement or, except for the Company Common Shareholder Approval, the consummation by the Company of the transactions contemplated hereby.  This Agreement has been duly executed and delivered by the Company, and, assuming the due authorization, execution and delivery hereof by Parent and Subsidiary and the Shareholder Representatives, constitutes a valid and legally binding agreement of the Company, enforceable against the Company in accordance with its terms, except as the enforceability hereof may be limited by applicable bankruptcy, insolvency or other similar laws affecting or relating to the enforcement of creditors’ rights generally or by equitable principles relating to enforceability.

(b)                                 The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement and the consummation of the transactions contemplated hereby by the Company shall not, violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration or loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or any Company Subsidiary under any of the terms, conditions or provisions of (i) the Articles of Incorporation or By-Laws of the Company or of any Company Subsidiary, as amended from time to time, (ii) any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any Governmental Authority applicable to the Company or any Company Subsidiary or any of their respective properties or assets, or (iii) any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, contract, lease or other instrument, obligation or agreement of any kind to which the Company or any Company Subsidiary is now a party or by which the Company or any Company Subsidiary or any of their respective properties or assets may be bound.  The consummation by the Company of the transactions contemplated hereby will not result in any violation, conflict, breach, termination, acceleration or creation of Liens under any of the terms, conditions or provisions described in clauses (i) through (iii) of the preceding sentence, subject, in the case of the terms, conditions or provisions described in clause (ii) above, to obtaining (prior to the Effective Time) the Company Required Statutory Approvals and the Company Common Shareholder Approval.  Excluded from the foregoing sentences of this paragraph (b), insofar as they apply to the terms, conditions or provisions described in clauses (ii) and (iii) of the first sentence of this paragraph (b), are such violations, conflicts, breaches, defaults, terminations, accelerations or creations of Liens that would not, in the aggregate, have a Company Material Adverse Effect.

(c)                                  Except for the Company Required Statutory Approvals and the Company Common Shareholder Approval, no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any Governmental Authority is necessary for the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, other than such declarations, filings, registrations, notices, authorizations, consents or approvals which shall have been made or obtained prior to the Effective Time or if not made or obtained, as the case may be, would not, in the aggregate, have a Company Material Adverse Effect.

SECTION 6.5.  Company Financial Statements.  The audited consolidated financial statements of the Company for the fiscal periods ended December 27, 2002, December 26, 2003 and December 31, 2004; and the unaudited consolidated financial statements of the Company as of and for the fiscal period ended April 1, 2005 (the “Company Financial Statements”) have been prepared in accordance with GAAP and present fairly and in all material respects the consolidated financial condition of the Company and the Company Subsidiaries as of such dates and the results of operations and statements of cash flows of the Company for such periods, subject, in the case of the unaudited financial statements, to normal year-end adjustments not material in scope or amount and the absence of notes to the financial statements and other presentation items.  There has been no change in the Company’s accounting policies or the methods of making accounting estimates or changes in estimates that are material to the Company Financial Statements, except as described in the notes thereto.  Schedule 6.5 of the Company Disclosure Letter lists, and the Company has delivered to Parent copies of the documentation creating or governing, all securitization transactions and “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC) effected by the Company since the Balance Sheet Date.  The Company Financial Statements contain appropriate allowances and reserves for the Company and the Company Subsidiaries’ accounts receivable and accrued liabilities.

SECTION 6.6.  Absence of Undisclosed Liabilities.  Neither the Company nor any Company Subsidiary has any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature, except:  (a) liabilities, obligations or contingencies which are accrued or reserved against in the Company Financial Statements or reflected in the notes thereto; (b) liabilities, obligations or contingencies since the Balance Sheet Date that were incurred in the ordinary course of business and consistent with past practices and are accrued or reserved against on the books and records of the Company; (c) liabilities, obligations or contingencies which would not, in the aggregate, have a Company Material Adverse Effect; (d) liabilities and obligations under executory contracts set forth in Schedule 6.17 (except for item 14 thereof) that, according to the terms of such agreements, are to be performed by the Company or a Company Subsidiary after the Closing Date; and (e) liabilities and obligations which are reasonably apparent as liabilities and obligations of the Company or a Company Subsidiary in a section of the Company Disclosure Letter.  Notwithstanding the foregoing, if any event, act, omission, circumstance or matter giving rise to a liability or obligation which could constitute a breach of the representations and warranties contained in this Section 6.6 is covered by any other representation or warranty in this Article VI, then this Section 6.6 shall not apply to such event, act, omission, circumstance or matter.

SECTION 6.7.  Absence of Certain Changes or Events.  Since the Balance Sheet Date, the Company and the Company Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice and there has not been any:

(a)                                  change in the financial condition, results of operations or business of the Company or any Company Subsidiary having, in the aggregate, a Company Material Adverse Effect;

(b)                                 damage, destruction or loss (whether or not covered by insurance) with respect to any assets of the Company or any Company Subsidiary or their businesses causing, in the aggregate, a Company Material Adverse Effect;

(c)                                  change by the Company or any Company Subsidiary in its accounting methods, principles or practices;

(d)                                 revaluation by the Company or any Company Subsidiary of any of their respective assets in any material respect;

(e)                                  declaration, setting aside or payment of any dividends or distributions in respect of shares of Company Stock or any redemption, purchase or other acquisition of any securities of the Company or any Company Subsidiary, except as set forth in Section 2.3, above;

(f)                                    stock split, reclassification, subdivision, exchange or any other change in the Company’s authorized or issued capital stock, grant of any stock option or right to purchase shares of Company Stock or issuance of any Company Stock or security convertible into Company Stock, grant of any registration rights, purchase, redemption, retirement, or other acquisition by the Company of any shares of any Company Stock, except as set forth in Section 2.3, above;

(g)                                 amendment to the Articles of Incorporation or By-Laws of the Company or any Company Subsidiary;

(h)                                 any (i) grant of severance or termination pay (unless required by law) to any director, officer, or employee of the Company or any Company Subsidiary, (ii) entry into any employment, deferred compensation (based upon the meaning of such term prior to the adoption of Code Section 409A), or other similar agreement (or any material amendment to any such existing agreement) with any director, officer, or employee of the Company or any Company Subsidiary, (iii) increase in benefits payable under any existing severance or termination pay policies or employment agreements, (iv) increase in compensation, bonus, or other benefits payable to directors, officers, or employees of the Company or any Company Subsidiary, in each case other than those required by written contractual agreements or in the aggregate to any individual in an amount not to exceed $75,000, (v) adoption of, or any increase in the payments to or benefits under any Company Plan; or (v) acceleration of, or amendment or change to, the period of exercisability, vesting, or exercise price of options, restricted stock, stock bonus, or other awards granted under any Company Plan or authorization of cash payments in exchange for any options, restricted stock, stock bonus, or other awards granted under any of such plans except, in each case, as carried out in the ordinary course or otherwise required under applicable law or the existing terms of Company Plans or agreements;

(i)                                     entry into, termination of, or receipt of notice of termination of (i) any license, distributorship, dealer, sales representative, joint venture, credit, or similar agreement, or (ii) any contract or transaction involving a total remaining commitment by or to the Company or any Company Subsidiary of at least Twenty-Five Thousand Dollars ($25,000), except purchases of inventory and sales of goods and services in the ordinary course of business;

(j)                                     sale (other than sales in the ordinary course of business), lease, or other disposition of any asset or property of the Company or any Company Subsidiary or mortgage, pledge, or imposition of any Lien on any material asset or property of the Company or any Company Subsidiary, including the sale, lease, or other disposition of any of the Intellectual Property Rights, except sales of assets or property of the Company or any Company Subsidiary with a fair market value of less than Twenty-Five Thousand Dollars ($25,000) in connection with capital replacement in the ordinary course of business;

(k)                                  cancellation or waiver of any debts, claims or rights with a value to the Company or any Company Subsidiary in excess of Twenty-Five Thousand Dollars ($25,000);

(l)                                     any incurrence, assumption, or guarantee by the Company or any Company Subsidiary of any indebtedness for borrowed money;

(m)                               a material change to any tax election or any settlement or consent to any claim or assessment relating to taxes incurred, or any incurrence of any obligation to make any payment of, or in respect of, any taxes, except in the ordinary course of business, or agreement to extend or waive the statutory period of limitations for the assessment or collection of taxes;

(n)                                 any entry by the Company or any Company Subsidiary into any joint venture, partnership, or limited liability company or operating agreement with any Person;

(o)                                 any granting by the Company or any Company Subsidiary of a Lien on any material property or assets of the Company or any Company Subsidiary; or

(p)                                 agreement, whether oral or written, by the Company or any Company Subsidiary to do any of the foregoing.

SECTION 6.8.  Absence of Litigation.  Except as set forth on Schedule 6.8 (which sets forth the forum, the parties thereto, the subject matter thereof, and the amount of damages claimed, if any), there is no Legal Proceeding now pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary.  Neither the Company

nor any Company Subsidiary is subject to any continuing order of, or written agreement or memorandum of understanding with, or continuing investigation by, any Governmental Authority, or any judgment, decree, injunction, rule or order of any Governmental Authority, or any arbitrator.

SECTION 6.9.  No Violation of Law.  Neither the Company nor any Company Subsidiary is in violation of or has been given notice or been charged with any violation of any Laws except for violations which, in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect.  The Company and each Company Subsidiary has and at all times has had all permits, licenses, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals necessary to conduct their businesses as presently conducted (collectively, the “Company Permits”), except for permits, licenses, franchises, variances, exemptions, orders, authorizations, consents and approvals the absence of which, alone or in the aggregate, would not have a Company Material Adverse Effect.  All Company Permits required to conduct the business of the Company and the Company Subsidiaries as currently conducted are in full force and effect, and neither the Company nor any Company Subsidiary is in violation of the terms of any Company Permit.

SECTION 6.10.  Taxes.  For purposes of this Section 6.10, references to the “Company” shall include each Company Subsidiary except as otherwise required by the context.

(a)                                  The Company (i) has timely or duly filed or shall timely and duly file with the appropriate Governmental Authorities all Tax Returns required to be filed by it for all periods ending on or prior to the Effective Time and all such Tax Returns are accurate and complete in all material respects, and (ii) has duly paid in full all Taxes due as reflected on such Tax Returns as filed and has paid all other Taxes as are due, except such as are being contested in good faith by appropriate government proceedings and with respect to which the Company is maintaining reserves adequate for their payment (and in each such case, as described in Schedule 6.10 of the Company Disclosure Letter).  Neither the Internal Revenue Service nor any other Governmental Authority or taxing authority or agency is now asserting, either through audits, administrative proceedings, court proceedings or otherwise, or, to the knowledge of the Company, threatening to assert against the Company any deficiency or claim for additional Taxes.  The Company has not been granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax.  There are no tax liens on any assets of the Company other than for Taxes which are payable but not yet due.  The Company has not received a ruling or entered into an agreement with the Internal Revenue Service or any other taxing authority or agency.  The accruals and reserves for Taxes reflected in the latest Company Financial Statements are adequate to cover all Taxes payable through the date thereof (including Taxes being contested).

(b)                                 No claim has ever been made by a Governmental Authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction.  The Company has withheld and paid all Taxes required to be withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party.  The Company is not and has never been a real property holding corporation within the meaning of Section 897 of the Code.  The Company has not engaged in any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).  The Company has not taken any position on any Tax Return or filing which is or would be subject to penalties under Section 6662 of the Code.  Section 6.10 of the Company Disclosure Letter accurately sets forth the years for which the Company’s federal, state, local and foreign Tax Returns have been audited and any years that are the subject of a pending audit by the Internal Revenue Service or any other applicable taxing authorities.  The Company is not a party to any Tax sharing or Tax allocation agreement and has not been a member of any affiliated group of corporations within the meaning of Section 1504 of the Code other than the group of which the Company is currently the common parent.  The Company neither has nor has had a “permanent establishment” (as defined in any applicable income tax treaty) in any country other than the United States.  The Company does not have any liability for the Taxes of any other person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.  The Company has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two (2) years prior to the date of this Agreement, or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated hereunder.  The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or portion thereof) ending after the Closing Date as a result of any change in method of accounting for a taxable period ending on or prior to the Closing Date.

SECTION 6.11.  Employee Benefits Plans; ERISA.

(a)                                  Each Company Plan is listed in Schedule 6.11 of the Company Disclosure Letter.  Neither the Company nor any Company Subsidiary has any obligation to create any additional Company Plan or to amend any Company Plan so as to increase benefits thereunder, except as required under the terms of the Company Plans, under existing collective bargaining agreements or to comply with applicable Law.  There are no restrictions on the rights of Company or any Company Subsidiary to amend or terminate any Company Plan without incurring any liability thereunder (other than ordinary administrative expenses).

(b)                                 The Company has furnished to Parent a complete and accurate copy of each Company Plan and a complete and accurate copy of each material document prepared in connection with each such Company Plan, including, without limitation and where applicable, a copy of (i) each trust or other funding arrangement, (ii) each summary plan description and summary of material modifications, (iii) the three (3) most recently filed Internal Revenue Service Form 5500s and related schedules, (iv) all Internal Revenue Service determination letters for each such Company Plan, (v) the three (3) most recently prepared actuarial reports and financial statements in connection with each such Company Plan, and (vi) any other related documents as Parent has reasonably requested.

(c)                                  Neither the Company nor any current or former member of the Company’s “controlled group,” within the meaning of Section 4001(a)(14) of ERISA, maintains or contributes to or had an obligation to contribute to, or within the five (5) years preceding the Effective Time has maintained or contributed to or had an obligation to contribute to, an employee pension benefit plan subject to Title IV of ERISA.    In connection with the consummation of the Merger, no payments of money or other property, acceleration of benefits, or provisions of other rights have or will be made hereunder, under any agreement contemplated herein, or under the Company Plans or any other plan, arrangement or agreement to which the Company or any Company Subsidiary is a party that would be reasonably likely to result in imposition of the sanctions imposed under Sections 280G and 4999 of the Code, determined without regard to whether such payment is reasonable compensation for services performed or to be performed in the future, and whether or not some other subsequent action or event would be required to cause such payment, acceleration, or provision to be triggered.  Neither the Company, any Company Subsidiary, Parent, or any affiliate of Parent will be obligated to pay, or reimburse any individual for, any excise taxes or similar taxes imposed on any employee or former employee of, or individual providing services to, the Company or any Company Subsidiary under Section 4999 of the Code or any similar provisions as a result of the consummation of the Merger, either alone or in connection with any other event.  Neither the Company nor any Company Subsidiary is a party to any agreement, plan or arrangement pursuant to which compensation is or would be includible in the gross income of an employee, director or independent contractor of the Company or any Company Subsidiary, or to which interest or any additional tax would apply as a result of the operation of Section 409A of the Code.  None of the Company Plans provides for or promises retiree medical, disability or life insurance benefits to any current or former employee, officer or director of the Company or any Company Subsidiary, except as otherwise required with respect to health plan coverage in §4980B of the Code.  Each of the Company Plans is subject only to the laws of the United States or a political subdivision thereof.

(d)                                 Each Company Plan has been operated in all material respects in accordance with the requirements of all applicable Laws and all persons who participate in the operation of such Company Plans and all Company Plan “fiduciaries” (within the meaning of Section 3(21) of ERISA) have acted in all material respects in compliance with the provisions of all applicable Laws.  The Company and the Company Subsidiaries have performed all obligations required to be performed by any of them under, are not in any respect in default under or in violation of, and there is no default or violation by any party to, any Company Plan, except where such failures, defaults or violations would not, individually or in the aggregate, have a Company Material Adverse Effect, taken as a whole.  No legal action, suit or claim is pending or, to the knowledge of the Company, threatened with respect to any Company Plan (other than claims for benefits in the ordinary course).  Neither the Company nor any Company Subsidiary has incurred any material “withdrawal liability” within the meaning of Section 4201 of ERISA.

(e)                                  Each Company Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has received a favorable determination letter from the

Internal Revenue Service that it is so qualified, and each trust established in connection with any Company Plan that is intended to be exempt from federal income taxation under Section 501(a) of the Code is so exempt, and no fact or event has occurred since the date of such determination letter from the Internal Revenue Service to adversely affect the qualified status of any such Company Plan or the exempt status of any such trust.  No trust maintained or contributed to by the Company or any Company Subsidiary is intended to be qualified as a voluntary employees’ beneficiary association or is intended to be exempt from federal income taxation under Section 501(c)(9) of the Code.

(f)                                    There has been no non-exempt prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Company Plan.  Neither the Company nor any Company Subsidiary has incurred any liability for any excise tax arising under Section 4972 or 4980B of the Code and, to the knowledge of the Company, no fact or event exists that could give rise to any such liability.  Neither the Company nor any Company Subsidiary or affiliate thereof has withdrawn (including a partial withdrawal) from any Multi-Employer Plan within the meaning set forth in Section 3(37) of ERISA.

(g)                                 All contributions, premiums or payments required to be made with respect to any Company Plan have been made on or before their due dates.

(h)                                 Neither the Company nor any Company Subsidiary is a party to any employment, severance, consulting, retirement, change of control, deferred compensation or other similar contracts with any employees, former employees, consultants, officers or directors of the Company or any Company Subsidiary other than such contracts that are disclosed in the Company Disclosure Letter.  Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, parachute payment, bonus, or otherwise) becoming due to any director, employee, or independent contractor of the Company or any Company Subsidiary, from the Company under any Company Plan, agreement or otherwise, (ii) materially increase any benefits otherwise payable under any Company Plan or agreement, or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

(i)                                     Neither the Company nor any member of its controlled group has ever established, maintained, or contributed to or otherwise participated in, or had an obligation to maintain, contribute to, or otherwise participate in, any Multi-Employer Plan or any multiple employer welfare arrangement as defined in Section 3(40) of ERISA.  Neither the Company nor any Company Subsidiary has engaged in, nor is either a successor or parent corporation to an entity that has engaged in, a transaction described in ERISA Section 4069.

(j)                                     No Company Plan is subject to any ongoing audit, investigation, or other administrative proceeding of the IRS, the U.S. Department of Labor, or any other Governmental Authority or is scheduled to be subject to such an audit, investigation, or proceeding.

(k)                                  Neither the Company nor any Company Subsidiary is a party to any agreement, plan, contract or arrangement pursuant to which compensation is or would be includible in the gross income of an employee, director, or independent contractor of the Company or a Subsidiary or to which interest or any additional tax would apply as a result of Code Section 409A.

SECTION 6.12.  Labor and Employment Matters.  The Company and each Company Subsidiary have at all times been in compliance in all respects with all currently applicable laws and regulations respecting employment, termination of employment, discrimination in employment, terms and conditions of employment, wages, hours, and occupational safety and health and employment practices, and has not engaged in any unfair labor practice, except to the extent any of the foregoing could not, singly or in the aggregate, reasonably be expected to cause a Company Material Adverse Effect.  Except to the extent any of the following could not, singly or in the aggregate, reasonably be expected to cause a Company Material Adverse Effect:  the Company and each Company Subsidiary have at all times in all respects withheld all amounts required by law or by agreement to be withheld from the wages, salaries, and other payments to their employees and are not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing (or, if any penalty or interest were assessed against the Company or any Company Subsidiary regarding the foregoing, it has been fully satisfied).  Neither the Company nor any Company Subsidiary is liable for any material payment to any trust or other fund or to any Governmental Authority with respect to unemployment compensation benefits, social security, or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice).  There are no pending claims against the Company or any Company Subsidiary under any workers compensation plan or policy or for long term disability.  There are no controversies pending or, to the Company’s knowledge, threatened, between the Company or any Company Subsidiary and any of their respective employees, which controversies have or could reasonably be expected to result in an action, suit, proceeding, claim, arbitration, or investigation before any Governmental Authority, including claims for compensation, pending severance benefits, vacation time, vacation pay, or pension benefits, or any other claim pending before any Governmental Authority from any current or former employee or any other Person arising out of Company’s or any Company Subsidiary’s status as employer or purported employer or any workplace practices or policies whether in the form of claims for employment discrimination, harassment, unfair labor practices, grievances, wage and hour violations, wrongful discharge, or otherwise.  Neither the Company nor any Company Subsidiary is a party to any collective bargaining agreement or other labor union contract nor does the Company know of any activities or proceedings of any labor union to organize any such employees.  To the Company’s knowledge, no employees of the Company or any Company Subsidiary are or have ever been in material violation of any term of any employment contract, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company or any Company Subsidiary because of the nature of the business conducted by the Company or any Company Subsidiary or to the use of trade secrets or proprietary information of others.

SECTION 6.13.  Environmental Matters.  To the knowledge of the Company, the Company and the Company Subsidiaries have conducted their respective businesses in compliance in all material respects with all applicable Environmental Laws, including, without limitation, having all permits, licenses and other approvals and authorizations necessary for the operation of their respective businesses as presently conducted.  None of the real properties owned or leased by the Company or any Company Subsidiary contain any Hazardous Substance as a result of any activity of the Company or any Company Subsidiary in amounts exceeding the levels permitted by all applicable Environmental Laws.  Neither the Company nor any Company Subsidiary has received any formal or informal notices, demand letters or requests for information from any Governmental Authority or third party indicating that the Company or any Company Subsidiary may be in violation of, or liable under, any Environmental Law in connection with the ownership or operation of their businesses.  There are no civil, criminal or administrative actions, suits, demands, claims, hearings, investigations or proceedings pending or, to the Company’s knowledge, threatened against the Company or any Company Subsidiary relating to any violation, or alleged violation, of any Environmental Law, or with respect to an investigation or remediation of Hazardous Substances released or alleged to have been released to the environment.  To the knowledge of the Company, no reports or notices have been submitted or filed, or are required to be submitted or filed, by the Company or any Company Subsidiary concerning the release of any Hazardous Substance or the threatened or actual violation of any Environmental Law.  No Hazardous Substance has been disposed of, released or transported in violation of any applicable Environmental Law on or from any properties owned, leased or operated by the Company or any Company Subsidiary as a result of any activity of the Company or any Company Subsidiary during the time such properties were owned, leased or operated by the Company or any Company Subsidiary.  There have been no environmental investigations, studies, audits, tests, reviews or other analyses regarding compliance or noncompliance with any applicable Environmental Law, or the release or potential release of Hazardous Substances, arranged for, conducted by or which are in possession of the Company or any Company Subsidiary relating to the activities of the Company or any Company Subsidiary, or conditions on any property owned, leased or operated by the Company or any Company Subsidiary.  To the knowledge of the Company, there are no underground storage tanks on, in or under any properties owned, leased or operated by the Company or any Company Subsidiary and no underground storage tanks have been closed or removed by the Company or any Company Subsidiary from any of such properties during the time such properties were owned, leased or operated by the Company or any Company Subsidiary.  To the knowledge of the Company, there is no asbestos or asbestos containing material present in any of the properties owned, leased or operated by the Company or any Company Subsidiary and no asbestos has been removed by the Company or any Company Subsidiary from any of such properties during the time such properties were owned, leased or operated by the Company or any Company Subsidiary.  Neither the Company, any Company Subsidiary, nor any of their respective properties are subject to any liabilities or expenditures (fixed or contingent) relating to any suit, settlement, court order, administrative order, regulatory requirement, judgment or claim asserted or arising under any Environmental Law.  Excluded from the foregoing provisions of this Section 6.13 are violations of such provisions that, singly, or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

SECTION 6.14.  Condition of and Title to Assets.  The Company and the Company Subsidiaries have good and marketable title to all their respective properties and assets, real and personal, free and clear of all Liens, except (a) Liens for Taxes not yet due and payable; or(b) immaterial liens incurred in the ordinary course of business, and except for such matters which, singly or in the aggregate, could not reasonably be expected to cause a Company Material Adverse Effect.  All tangible personal property of the Company and the Company Subsidiaries is, taken as a whole, in good operating condition and repair, ordinary wear and tear excepted.  All leases under which the Company or any Company Subsidiary leases (i) any personal property (requiring lease payments of Twenty-Five Thousand ($25,000) per year or more) or (ii) real property (copies of which have been made available to Parent) (leases covered by (i) and (ii) are collectively referred to herein as “Company Leases”) are valid and in full force and effect in accordance with their respective terms, and there is not, under any of such leases, any existing default or event on the part of the Company or any Company Subsidiary which, with notice or lapse of time or both, would become a default other than defaults under such leases which in the aggregate will not give rise to a right to terminate, amend or accelerate such lease.  No consent is required from any party under any Company Lease in connection with the completion of the Merger and other transactions contemplated by this Agreement, and, to the Company’s knowledge, no party to any Company Lease intends to cancel, terminate, or refuse to renew the same or to exercise any option or other right thereunder.  The Company Disclosure Letter sets forth a complete and accurate list of all real property owned or leased by the Company or any Company Subsidiary (the “Real Estate”) and a complete and accurate list of each lease of real property by the Company or any Company Subsidiary.  The building, plants, structures, and equipment of the Company and the Company Subsidiaries are sufficient for the continued conduct of the businesses of the Company and the Company Subsidiaries after the Closing in substantially the same manner as conducted prior to the Closing.  To the knowledge of the Company, all buildings, structures and other improvements on the Real Estate are in material compliance with, all applicable Laws, covenants, restrictions and conditions.  To the Company’s knowledge, there are no zoning, building code, occupancy restriction or other land-use regulations or, to Company’s knowledge, any proposed change in any applicable Laws that detrimentally affects the use or operation of any Real Estate, nor has Company received any notice of any special assessment proceedings affecting the Real Estate, or applied for any change to the zoning or land use status of the Real Estate.

SECTION 6.15.  Company Common Shareholder Approval.  The affirmative vote of the holders of a majority of the outstanding shares of the Company Common Stock is sufficient to and is the only vote of the holders of any class or series of capital stock of the Company necessary to approve this Agreement and the transactions contemplated hereby pursuant to applicable Law; provided, however, the approval of the Investor Shareholders is required pursuant to Section 9.1(a), below.

SECTION 6.16.  Trademarks and Intellectual Property Compliance.  The Company and/or the Company Subsidiaries own or have sufficient rights to the Company Intellectual Property to carry out the Company’s current and anticipated future (up to the Closing) activities.  Neither the (a) exercise of any rights in any Company Owned Intellectual Property by the Company (b) operation of the Company’s business, nor (c) exploitation of the Company’s products or services, infringes any Intellectual Property Rights (not including patents filed outside of the United States), or any other intellectual property, proprietary, or personal rights of any third party, or constitutes unfair competition or unfair trade practice under the laws of the applicable jurisdiction, nor  to the Company’s knowledge do any of the activities described in Sections 6.16(a)-(c) infringe any patents filed outside of the United States.  The Company is not, nor as a result of the execution or delivery of this Agreement or performance by the Company of the Company’s obligations hereunder, will the Company be, in violation of any license, sublicense, or other agreement relating to the Company Intellectual Property.  The Merger will not give rise to or cause under any agreements relating to Company Intellectual Property (x) a right of termination under, or breach of, or any loss or change in the rights or obligations of the Company; or (y) an obligation to pay any royalties or other amounts to any third party in excess of those that the Company is otherwise obligated to pay absent a Merger.  No claims are pending or, to the knowledge of the Company, threatened by any third party with respect to the ownership, validity, enforceability or effectiveness of any Company Intellectual Property, or to the effect that any activity described in Sections 6.16(a), (b), or (c) infringes or under circumstances identified by a third party will infringe on any Intellectual Property Right or, to the knowledge of the Company, constitutes unfair competition or unfair trade practices under the laws of the applicable jurisdiction.  The Company Disclosure Letter sets forth an accurate list of each of the following: (aa) with respect to Company Owned Intellectual Property, all United States and foreign:  (i) patents and patent applications (including provisional applications); (ii) registered trademarks and service marks, applications to register trademarks and service marks, intent-to-use applications, or other registrations or applications related to trademarks and service marks, and any domain name registrations; (iii) registered copyrights and applications for copyright registration; registered mask works and applications to register mask works; and (iv) any other Company Owned Intellectual Property that is the subject of an application, certification, filing, registration, or other document issued by, filed with, or recorded by, any state, government or other public legal authority at any time; (bb) all licenses, sublicenses, and other agreements or arrangements (including covenants not to sue) that are contracts to which the Company is a party and pursuant to which any third party is authorized to have access to, or use of, Company Owned Intellectual Property or to exercise any other right with regard thereto; (cc) all agreements and licenses pursuant to which the Company has been granted a license to any Company Licensed Intellectual Property (other than license agreements for standard “shrink wrapped, off-the-shelf” third party Intellectual Property Rights) where such Company Licensed Intellectual Property is a part of a Company product or service; and (dd) any obligations of exclusivity, non-competition, non-solicitation, right of first refusal, or right of first negotiation to which the Company is subject under any agreement that does not fall within the ambit of Sections 6.16 (bb) or (cc) and that are either material to the Company’s business or that could reasonably be expected to have a Company Material Adverse Effect.  All of the Company

Intellectual Property listed on the Company Disclosure Letter is valid and enforceable.  To the Company’s knowledge, no third party is currently infringing, misappropriating or using the Company Owned Intellectual Property without authorization.

SECTION 6.17.  Contracts and Other Agreements; Compliance.  Schedule 6.17 sets forth a true and complete list of all of the following to which the Company or any Company Subsidiary is a party or by which they are bound (collectively, the “Contracts”):

(i)                                     any agreement (A) relating to the employment of, or the performance of services by, any employee, consultant or other Person other than ordinary course, at-will written or oral offers or agreements terminable within ninety (90) days without the payment of any penalty and excluding employment arrangements required by law, (B) pursuant to which the Company or any Company Subsidiary is or may become obligated to make any severance, termination, or similar payment to any current or former employee or director, (C) pursuant to which the Company or any Company Subsidiary is or may become obligated to make any bonus or similar payment to any current or former employee or director, or (D) pursuant to which the Company or any Company Subsidiary may be required to provide, or accelerate the vesting of, any payments, benefits, or equity rights upon the occurrence of the Merger or any other transactions contemplated by this Agreement;

(ii)                                  any agreement that provides for indemnification of any officer, director, employee, or agent of the Company or any Company Subsidiary;

(iii)                               any agreement imposing any material restriction on the right or ability of the Company or any Company Subsidiary, or that, to the Company’s knowledge, as a result of the Merger, would impose a restriction on the right or ability of Parent or any of its subsidiaries, to compete in any line of business or in any geographic region with any other Person or to transact business or deal in any other manner with any other Person;

(iv)                              any agreement that contemplates or involves the payment or delivery of cash or other consideration in an amount or having a value in excess of Fifty Thousand Dollars ($50,000) in the aggregate or contemplates or involves the performance of services having a value in excess of Fifty Thousand Dollars ($50,000) in the aggregate;

(v)                                 any agreement of partnership or joint venture, limited liability company or operating agreement that would give rise to an obligation on the part of the Company to form a joint venture or to acquire securities of a third party; and

(vi)                              any other contract, agreement, or commitment not otherwise listed in Schedule 6.17, (A) the termination of which would cause a Company Material Adverse Effect, or (B) that, if no required consent regarding the Merger or other transactions contemplated by this Agreement is obtained, would have a Company Material Adverse Effect or a material adverse effect on Parent’s ability to operate the business of the Company or any Company Subsidiary in the same manner as the business of the Company and the Company Subsidiaries is currently operated.

(b)                                 Each Contract is in full force and effect and is a valid and binding obligation of the Company, and neither the Company nor, to the knowledge of the Company, any other party thereto is in breach of, or default under, any such Contract, except for such failures to be in full force and effect and such breaches and defaults that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.  As of the date hereof, none of the parties to any of the Contracts identified in Schedule 6.17 has expressed in writing an intent to terminate or materially reduce the amount of its business with Company in the future. True and correct copies of each of the Contracts, and all amendments and modifications thereof, have been made available to Parent.

(c)                                  The Company and the Company Subsidiaries are not in breach or violation of or in default in the performance or observance of any term or provision of, and no event has occurred which, with notice or lapse of time or action by a third party, could result in a default under (a) the Articles of Incorporation or By-Laws of the Company, as amended from time to time; (b) the Articles of Incorporation or By-Laws of any Company Subsidiary, as amended from time to time; or (c) any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, contract, lease or other instrument, obligation or agreement of any kind to which the Company or any Company Subsidiary is now a party or by which any of them is bound or to which any of their property is subject, which breaches, violations and/or defaults, in the case of clause (c) of this Section 6.17, would have, individually or in the aggregate, a Company Material Adverse Effect.

SECTION 6.18.  Insurance.  Schedule 6.18 sets forth the current insurance policies of the Company and the Company Subsidiaries.  Except to the extent there would be no Company Material Adverse Effect, all of the Company’s and the Company Subsidiaries’ liability, theft, life, health, fire, title, workers’ compensation and other forms of insurance, surety bonds and umbrella policies, insuring the Company and the Company Subsidiaries and their directors, officers, employees, independent contractors, properties, assets and businesses, are valid and in full force and effect and are, in the reasonable judgment of the Company, adequate for the business of the Company and the Company Subsidiaries as now conducted, and there are no pending claims, singly or in the aggregate, in excess of the limitations of coverage set forth in such policies; provided, however, there may be an adjustment to workers’ compensation premiums at policy year’s end, which adjustment shall be paid pursuant to Section 8.10, below.  As of the date of this Agreement, to the Company’s knowledge, there has been no threatened termination of, or premium increase with respect to, any such policies.  The Company has made available to Parent a copy of all insurance policies and all self-insurance programs and arrangements relating to the business, assets, and operations of the Company and the Company Subsidiaries.  With respect to each insurance policy of the Company and the Company Subsidiaries, (a) such policy will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the consummation of the transactions contemplated hereby and (b) neither the Company nor to the Company’s knowledge any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under such policy.  The Company has timely reported each matter set forth on Schedule 6.8 to the applicable insurance carrier in accordance with the requirements of the applicable insurance policy and the applicable insurance carrier has accepted coverage of such claims.

SECTION 6.19.  Brokers and Finders.  Except for Barrington Associates in accordance with the terms of its agreement with the Company (written or otherwise), which has previously been provided or disclosed to Parent, neither the Company, any Company Subsidiary nor any of their officers, agents, directors, shareholders or employees has employed any investment banker, broker or finder or incurred any liability for any investment banking fees, financial advisory fees, brokerage fees, commissions or finder’s fees in connection with the transactions contemplated hereby.

SECTION 6.20.  Certain Transactions.  None of the officers or directors of the Company or any Company Subsidiary or shareholders of the Company or any of their affiliates is a party to any transaction with the Company or any Company Subsidiary (other than for services as an employee, officer or director and other than transactions between the Company and a Company Subsidiary), including without limitation, any contract, agreement or other arrangement (i) providing for the furnishing of services to or by, (ii) providing for rental of real or personal property to or from, or (iii) otherwise requiring payments to or from, any such officer, director, or shareholder or any corporation, partnership, trust or other entity in which any such officer, director or shareholder has an ownership interest (a “Company Affiliated Transaction”).

SECTION 6.21.  Books and Records.  The books of account, minute books, stock record books, and other records of the Company and the Company Subsidiaries have been delivered to Parent and have been maintained in accordance with sound business practices.  The minute books of the Company and the Company Subsidiaries contain accurate and complete records of all meetings held by, and corporate action taken by (at all meetings of, or effected by written consent of), the shareholders of the Company and the Company Subsidiaries and the Boards of Directors of the Company and the Company Subsidiaries (or any committee thereof) for at least the past six (6) years, and for at least the past six (6) years all original issuances and subsequent transfers, repurchases, and cancellations of stock in the Company or any Company Subsidiary, in each case through the date hereof, and are in the possession of the Company or the Company Subsidiaries.  The Company has delivered or made available to Parent true and complete copies of each document that has been listed in the Company Disclosure Letter.

SECTION 6.22.  Employees.  No officer or director of the Company or any Company Subsidiary and, to the knowledge of the Company, no employee of the Company or any Company Subsidiary is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition, or proprietary rights agreement, between such officer, director or employee and any other person that in any way adversely affects or will affect (i) the performance of his or her duties as an officer, director or employee of the Company or any Company Subsidiary or (ii) the ability of either the Company or any Company Subsidiary to conduct its business.

SECTION 6.23.  Customers and Suppliers

(a)                                  The Company Disclosure Letter sets forth an accurate list of the Company’s twenty (20) largest customers (on a consolidated basis) based on net sales for the fiscal year ended December 31, 2004 (“Material Customers”).  Neither the Company nor any Company Subsidiary has been notified that any Material Customer has terminated, expects to terminate or is actively considering terminating its normal business with the Company or that such customer intends to modify existing agreements with the Company or the Surviving Corporation after the Closing.  As of the date hereof, to the Company’s knowledge, neither the Company nor any Company Subsidiary has any outstanding material dispute, which has been communicated in writing, concerning its services with any Material Customer.  As of the date hereof, neither the Company nor any Company Subsidiary has any warranty or indemnity liability for any services to customers outside the ordinary course of business, except for such liabilities as are set forth on Schedule 6.23.

(b)                                 The Company Disclosure Letter sets forth an accurate list of each supplier that in the year ended December 31, 2004, was one of the ten (10) largest suppliers of products and/or services to the Company and the Company Subsidiaries, based on amounts paid or payable (“Material Suppliers”).  As of the date hereof, neither the Company nor any Company Subsidiary has been notified of any outstanding material dispute concerning products and/or services provided by any Material Supplier.  As of the date hereof, neither the Company nor any Company Subsidiary has been notified that any Material Supplier shall not continue as a supplier to the Surviving Corporation after the Closing or that such supplier intends to terminate or materially modify existing agreements with the Company or the Surviving Corporation.

SECTION 6.24.  Accounts Receivable.  All accounts receivable of the Company and the Company Subsidiaries that will be reflected on the Closing Date Balance Sheet (collectively, the “Accounts Receivable”) represent or will represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business.  Except as set forth on Schedule 6.24 of the Company Disclosure Letter, all accounts, accounts receivable, notes and notes receivable, including all rights of the Company or any Company Subsidiaries to payment for services rendered which are payable to the Company or any Company Subsidiary, including any security held for payment thereof are reflected properly on the Company’s books and records, and are valid receivables subject to no setoffs or counterclaims, and are collectible in accordance with their terms at their recorded amounts, subject to any reserve for bad debts set forth in the Company Financial Statements.

SECTION 6.25.  Board Recommendation.  The Company’s board of directors has unanimously, as of the date of this Agreement, (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and in the best interests of the Company and its shareholders, (b) approved and adopted this Agreement, including the Merger and the transactions contemplated hereby, and (c) subject to the other terms and conditions of this Agreement, resolved to recommend the Merger and approval and adoption of this Agreement and each of the transactions contemplated hereby by the Company’s shareholders, and, as of the date of this Agreement, none of the aforesaid actions by the Company’s board of directors has been amended, rescinded, or modified.

SECTION 6.26.  Disclosure.  No statement, representation or warranty made by the Company in this Agreement, or in any certificate, statement, list, schedule or other document furnished or to be furnished to Parent hereunder upon execution of this Agreement or at the Closing, contains, or when so furnished will contain, any untrue statement of a material fact, or fails to state, or when so furnished will fail to state, a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances in which they are or will be made and in light of disclosures made elsewhere in this Agreement and the Schedules (including the Company Disclosure Letter) hereto, not misleading.

The warranties and representations of the Company herein contained shall be true and correct on the Closing Date and shall survive until the two (2) year anniversary of the Effective Time, except for (i) the representations and warranties set forth in Sections 6.11 and 6.12 (solely for wage laws), above, which shall survive until the three (3) year anniversary of the Effective Time and (ii) the representations and warranties in Sections 6.1, 6.2, 6.3, 6.4(a) and 6.10 above, which shall survive until the expiration of the relevant statute of limitations period, if any.

ARTICLE VII

CONDUCT OF BUSINESS PENDING THE MERGER

SECTION 7.1.  Conduct of Business by the Company Pending the Merger.  Except as otherwise contemplated by this Agreement, after the date hereof and prior to the Closing Date or earlier termination of this Agreement, unless Parent shall otherwise agree in writing, the Company shall, and shall cause each Company Subsidiary to:

(a)                                  conduct their respective businesses in the ordinary and usual course of business and consistent with past practice and continue to observe their obligations to comply with the requirements of all applicable Laws;

(b)                                 not (i) amend or propose to amend the Articles of Incorporation or By-Laws of the Company or any material term of any outstanding security issued by, the Company, (ii) amend or propose to amend the Articles of Incorporation or By-Laws of any Company Subsidiary or any material term of any outstanding security issued by, any Company Subsidiary, (iii) split, combine or reclassify the Company Stock or otherwise change the capitalization or capital structure of the Company or any Company Subsidiary in any manner from the way it existed on the date hereof, or (iv) declare, set aside or pay any dividend or distribution payable in cash, stock, property or otherwise, except for cash distributions by a Company Subsidiary to the Company;

(c)                                  not issue, sell, pledge or dispose of, or agree to issue, sell, pledge or dispose of or otherwise cause to become outstanding, any additional shares of, or any options, warrants or rights of any kind to acquire any shares of Company Stock or capital stock of any Company Subsidiary or any debt or equity securities convertible into or exchangeable for Company Stock capital stock of any Company Subsidiary or any units or other rights that are tied to Company Stock (e.g., restricted stock units or stock appreciation rights) or capital stock of any Company Subsidiary;

(d)                                 not (i) incur or become contingently liable with respect to any material Indebtedness for borrowed money other than (x) borrowings in the ordinary course of business, or (y) borrowings to refinance existing Indebtedness, (ii) redeem, purchase, acquire or offer to purchase or acquire any shares of Company Common Stock or any options, warrants or rights to acquire any Company Stock or any security convertible into or exchangeable for Company Stock, except in accordance with certain Stock Restriction Agreements currently in effect by and between the Company and certain persons, (iii) except for budgeted capital expenditures related to equipment purchases and tenant improvements that have been previously disclosed to Parent, make any acquisition of any assets and expenditures for fixed or capital assets other than expenditures set forth on the Company Disclosure Letter (in each case, after consultation with Parent) or expenditures in the ordinary course of business which, in such cases of $100,000 or more in the aggregate, shall be on terms reasonably acceptable to Parent, (iv) sell, pledge, dispose of or encumber any assets or businesses other than sales of inventory and sales of assets in the ordinary course of business which, in such cases involving $100,000 or more in the aggregate, shall be on terms reasonably acceptable to Parent, or (v) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing;

(e)                                  use all commercially reasonable efforts to preserve intact their respective business organizations and goodwill, keep available the services of their respective present officers and key employees, and preserve the goodwill and business relationships with customers, vendors and others having business relationships with them and not engage in any action, directly or indirectly, with the intent to adversely impact the transactions contemplated by this Agreement;

(f)                                    not enter into or amend any employment, collective bargaining, severance, retirement, deferred compensation, bonus, change of control, or special pay arrangement with respect to termination of employment, change in the terms of employment or other similar arrangements or agreements with any directors, officers or employees to increase the benefits provided or to provide additional or new benefits to any such person;

(g)                                 not adopt, accelerate, enter into or amend any severance, bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, health care, retiree medical, change of control,  employment or other employee benefit plan, agreement, trust, fund or arrangement for the benefit or welfare of any employee or retiree, except as required by the terms thereof or as required to comply with changes in applicable Law and not increase the wages of any directors, officers or employees except in the ordinary course and consistent with past practice;

(h)                                 maintain with adequately capitalized insurance companies insurance coverage for their assets and their businesses in such amounts and against such risks and losses as are consistent with past practice; and

(i)                                     not enter into any Company Affiliated Transaction.

(j)                                     not transfer to any third Person ownership of material Company Intellectual Property;

(k)                                  not change any method of accounting or accounting practice by the Company or any Company Subsidiary, except for any such change required by reason of a change in GAAP or with prior agreement with the Company’s auditor;

(l)                                     not commence a lawsuit other than:  (i) for the routine collection of bills; or (ii) in such cases where the Company in good faith determines that failure to commence a suit would result in a material impairment of a valuable aspect of the Company’s business, provided the Company consults with Parent prior to filing such suit;

(m)                               not extend an offer of employment to a candidate for an officer position of vice president or above or any position with annual compensation equal to or greater than $80,000 without prior consultation with Parent;

(n)                                 not enter into any joint venture, partnership, limited liability company, or operating agreement with any Person;

(o)                                 not acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association, or other business organization or division thereof, or otherwise acquire or agree to acquire any assets that are material, individually or in the aggregate, to the business of the Company;

(p)                                 not breach, materially modify, materially amend, or terminate any of the Contracts, or waive, release, or assign any material rights or claims under any of the Contracts, except as expressly required by this Agreement or except in the ordinary course of business;

(q)                                 not settle, compromise, or otherwise terminate any litigation, claim, investigation, or other settlement negotiation;

(r)                                    not enter into any contract that would require the Company or any Company Subsidiary to expend a sum in excess of $100,000;

(s)                                  not adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization, or other reorganization (other than the Merger);

(t)                                    not pay or make any accrual or arrangement for payment of any pension, retirement allowance, or other employee benefit pursuant to any existing plan, agreement, or arrangement to any officer, director, or employee or pay or agree to pay or make any accrual or arrangement for payment to any officers, directors, or employees of Company of any amount relating to unused vacation days, except payments, arrangements, and accruals made in the ordinary course of business consistent with past practice or otherwise required by law or by the terms of a Company Plan;

(u)                                 except as required or permitted under this Agreement, not knowingly take any action that would or is reasonably likely to (i) make any representation or warranty of the Company contained herein inaccurate, (ii) result in any of the conditions to the Merger set forth in Article IX not being satisfied, or (iii) impair the ability of the Company to consummate the Merger in accordance with the terms hereof; and

(v)                                 not authorize, commit, or agree to take any of the foregoing actions except as otherwise permitted by this Agreement.

SECTION 7.2.  Control of the Company’s Operations.  Nothing contained in this Agreement shall give to Parent, directly or indirectly, rights to control or direct the Company’s operations prior to the Effective Time.  Prior to the Effective Time, the Company shall exercise, consistent with and subject to the terms and conditions of this Agreement, complete control and supervision of its operations.

SECTION 7.3.  Acquisition Transactions.  After the date hereof and prior to the Effective Time or earlier termination of this Agreement, the Company shall not, and shall not permit any of its directors, officers, employees or affiliates, or any investment banker, financial advisor, attorney, accountant, or other advisor, agent, or representative, to take or cause or permit any person to take, directly or indirectly, any of the following actions with any party other than Parent and its designees:  (a) initiate, solicit, seek or participate in, directly or indirectly, any negotiations, discussions, inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to the Company Shareholders) to acquire all or any part of the business or substantial properties of the Company or any Company Subsidiary or any portion of any class of the Company Stock, whether by merger, purchase of assets, tender offer or otherwise (each of the foregoing, a “Restricted Transaction”), whether for cash, securities or any other consideration or combination thereof except for the transactions contemplated herein; (ii) disclose, in connection with a Restricted Transaction, any nonpublic information not customarily disclosed to any person other than Parent or its representatives concerning the Company’s business or properties or afford to any person other than Parent or its representatives access to its properties, books, or records, except in the ordinary course of business or as required by law or pursuant to a governmental request for information; (iii) enter into or execute any agreement relating to a Restricted Transaction; or (iv) make or authorize any public statement, recommendation, or solicitation in support of any Restricted Transaction or any offer or proposal relating to a Restricted Transaction other than with respect to the Merger.  In the event that the Company or any Company Subsidiary is contacted by any third party expressing an interest in discussing a Restricted Transaction, the Company will promptly, but in no event later than twenty-four (24) hours following the Company’s knowledge of such contact, notify Parent in writing of such contact and the identity of the party so contacting the Company or any Company Subsidiary and shall promptly, but in no event later than twenty-four (24) hours, advise Parent of any material modification or proposed modification thereto.

SECTION 7.4.  Employees.  The Company will cooperate as reasonably requested to allow Parent to interview and recruit employees of the Company or any Company Subsidiary.  Parent and the Company will work together on developing appropriate communications to employees in connection with the transactions contemplated by this Agreement.  All communications by the Company or any Company Subsidiary to employees of the Company or any Company Subsidiary pertaining to potential employment after the Closing or termination of employment in connection with the transaction contemplated by this Agreement must be approved in advance by Parent.

ARTICLE VIII

ADDITIONAL AGREEMENTS

SECTION 8.1.  Access to Information

(a)                                  From the date of this Agreement through the Closing, the Company will (i) give Parent and its representatives, employees, counsel and accountants reasonable access to the properties, books and records of the Company and the Company Subsidiaries, and (ii) cause its directors, officers, employees and advisors (including, without limitation, its accountants, attorneys and financial advisors) and the officers and advisors of the Company Subsidiaries to furnish Parent and its designated representatives with financial and operating data and other information with respect to the Company and the Company Subsidiaries for the purpose of permitting Parent, to:  (a) review the financial statements of the Company, (b) verify the accuracy of the representations and warranties of the Company contained in this Agreement, (c) confirm compliance by the Company with the terms of this Agreement, and (d) prepare for the consummation of the transactions contemplated by this Agreement.

(b)                                 Parent and Subsidiary shall hold and shall cause Parent’s and Subsidiary’s representatives to hold, and the Company and CLP Resources shall hold and shall cause the Company’s representatives to hold, in strict confidence all non-public documents and information furnished to Parent and Subsidiary or to the Company, as the case may be, in connection with the transactions contemplated by this Agreement.  Notwithstanding the foregoing (i) Parent and the Company may disclose such information as may be necessary in connection with seeking Parent Required Statutory Approvals, the Company Required Statutory Approvals and the Company Common Shareholder Approval, and (ii) each of Parent, Subsidiary and the Company may disclose any information that it is required by Law or judicial or administrative order to disclose.

SECTION 8.2.  Company Common Shareholder Approval.  The Company shall, as promptly as practicable, submit the Merger and the transactions contemplated hereby, together with all information and documents relating to the terms of the Merger in form and substance necessary to satisfy all requirements of the NRS, for approval by the Company Common Shareholders (including without limitation the Investor Shareholders as required by Section 9.1(a), below) and shall use reasonable efforts to obtain such shareholder approval and adoption of this Agreement and the transactions contemplated hereby by holders of not less than eighty-five percent (85%) of the Company Common Stock (the “Company Common Shareholder Approval”).

SECTION 8.3.  Expenses and Fees.  Each party hereto agrees to bear its own expenses incurred in connection with the consummation of the transactions contemplated by this Agreement.  Notwithstanding the foregoing to the contrary, Parent and/or the Surviving Corporation agree to bear all fees incurred in connection with the HSR Act filing, if required.

SECTION 8.4.  Agreement to Cooperate.  Subject to the terms and conditions herein provided, each of the parties hereto shall use all commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable pursuant to all agreements, contracts, indentures or other instruments to which the parties hereto are a party, or under any applicable Laws to consummate and make effective the transactions contemplated by this Agreement, including using its commercially reasonable efforts to (i) obtain all necessary or appropriate waivers, consents and approvals from lenders, landlords, security holders or other parties whose waiver, consent or approval is required to consummate the Merger, (ii) effect all necessary registrations, filings and submissions, and (iii) lift any injunction or other legal bar to the Merger (and, in such case, to proceed with the Merger as expeditiously as possible).

SECTION 8.5.  Public Statements.  The parties (i) shall consult with each other prior to issuing any press release or any written public statement with respect to this Agreement or the transactions contemplated hereby, and (ii) shall not issue any such press release or written public statement prior to such consultation, except as may be required by Law.  The parties hereto agree to keep confidential and not to disclose the terms and conditions of this Agreement, including the amount of the Merger Consideration, except as may be required by Law, or by any listing agreement with, or the policies of, the New York Stock Exchange.

SECTION 8.6.  Indemnification of Directors and Officers and Controlling Persons

(a)                                  For a period of six (6) years after the Effective Time, Parent shall or shall cause the Surviving Corporation to, to the extent permitted by applicable Law, insure and guaranty that the provisions with respect to indemnification by the Company and the Company Subsidiaries existing in favor of any of the present and former directors and officers of the Company and the Company Subsidiaries (all of the foregoing, together with their respective heirs and representatives, the “Indemnified Parties”), as set forth in the Company’s and the Company Subsidiaries’ Articles of Incorporation or By-Laws, as in effect on the date of this Agreement, shall survive the transactions contemplated by this Agreement and that such Articles of Incorporation or By-Laws shall not be amended, repealed or modified in any manner as to adversely affect the rights of such Indemnified Parties with respect to indemnification under the Articles of Incorporation and By-Laws as such rights exist on the date of this Agreement; provided however that neither Parent nor the Surviving Corporation shall be required to indemnify any Indemnified Party in connection with any proceeding (or portion thereof) to the extent involving any claim initiated by such Indemnified Party unless the initiation of such proceeding (or portion thereof) was authorized by the Board of Directors of the Company or unless such action is brought by such Indemnified Party to enforce rights under this Section 8.6; provided further that any determination required to be made with respect to whether an Indemnified Party’s conduct complies with the standards set forth under applicable law, or such Articles of Incorporation and By-Laws, as the case may be, shall be made by independent legal counsel selected by Parent and reasonably acceptable to such Indemnified Party.  In the event any of the Indemnified Parties who are Company Shareholders are named as defendants in any action brought by a third party as a result of the services provided by such Indemnified Party to the Company or the Company Subsidiaries and if such action relates to a breach of the representations and warranties set forth in Article VI of this Agreement or any other matter for which Parent and the Surviving Corporation are entitled to indemnification pursuant to Article X of this Agreement, Parent and the Surviving Corporation shall provide such Indemnified Parties with indemnification as provided in the Articles of Incorporation and By-Laws described above; provided, however, that Parent and the Surviving Corporation shall be entitled to indemnification and reimbursement funded by the Indemnity Escrow for any amounts so paid.

(b)                                 If the Surviving Corporation or any of its successors or assigns (i) reorganizes or consolidates with or merges into any other person and is not the resulting, continuing or surviving corporation or entity of such consolidation or merger or (ii) liquidates, dissolves or transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision will be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 8.6.

(c)                                  Anything to the contrary notwithstanding, nothing in this Section 8.6 shall limit the right of Parent from asserting its rights to indemnification from the Company Common Shareholders under Article X, below.

(d)                                 This Section 8.6 shall survive the Closing of any of the transactions contemplated hereby, is intended to benefit the Indemnified Parties (each of which shall be entitled to enforce this Section 8.6 against the Surviving Corporation as a third party beneficiary of this Agreement), and shall be binding on all successors and assigns of the Surviving Corporation.

SECTION 8.7.  Notification of Certain Matters.  Each of the Company, Parent and Subsidiary agrees to give prompt notice to each other of, and to use their respective commercially reasonable efforts to prevent or promptly remedy (i) the occurrence or failure to occur or the impending or threatened occurrence or failure to occur, of any event which occurrence or failure to occur would be likely to cause any of its representations or warranties in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time, and (ii) any material failure on its part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

SECTION 8.8.  Execution of Additional Documents.  From time to time, as and when reasonably requested by a party hereto, each party hereto shall execute and deliver, or cause to be executed and delivered, all such documents, certificates, agreements, instruments and other writings and shall take, or cause to be taken, all such further or other actions as such other party may reasonably deem necessary or desirable to consummate the transactions contemplated by this Agreement.

SECTION 8.9.  Tax Matters.

(a)                                  Parent shall prepare and file or cause to be prepared and filed all Tax Returns of the Company which are filed after the Closing Date.  Parent shall prepare the Tax Returns relating to any periods prior to the Closing Date in a manner consistent with prior years, except as otherwise required by applicable Laws.  Upon the request of the Shareholder Representatives, Parent shall permit the Shareholder Representatives a reasonable opportunity to review and comment on such Tax Returns (i) at least ten (10) days prior to filing for income Tax Returns and (ii) a reasonable amount of time after such Tax Returns have been prepared and prior to filing, which may be less than ten (10) days, for any other Tax Returns.

(b)                                 Parent shall have the exclusive authority and shall be responsible for the correct and timely filing of all Tax Returns of the Surviving Corporation for all periods after the Closing Date (“Post-Closing Tax Periods”).

(c)                                  If there is an adjustment for any period ending on or prior to the Closing Date (“Pre-Closing Tax Period”) which results in an increase or decrease in Taxes for such period that is realized by Parent on or before the second anniversary of the Closing Date, then all refunds of and deficiencies in Taxes arising from such adjustment shall be for the account of the Company Common Shareholders.  Any deficiencies in Taxes for Pre-Closing Tax Periods shall be subject to Section 6.10 and Article X of this Agreement.  Within fifteen (15) days of receipt, the Surviving Corporation shall pay over to the Shareholder Representatives (to distribute to the

Participating Shareholders) any refund of Taxes attributable to any Pre-Closing Tax Period that is realized prior to the second anniversary of the Closing Date.  If there is an adjustment for any Pre-Closing Tax Period which results in an increase or decrease in Taxes for such period that is realized by Parent after the second anniversary of the Closing Date, then all refunds of and deficiencies in Taxes arising from such adjustment shall be for the account of Parent.  Parent shall be responsible and liable for the timely payment of all Taxes imposed on or with respect to the properties, income and operations of Company for all Post-Closing Tax Periods.

(d)                                 Parent shall have the sole right to control any audit or examination by any taxing authority, initiate any claim for refund or amend any Tax Return, and contest, resolve and defend against any assessment for additional Taxes, notice of Tax deficiency or other adjustment of Taxes of, or relating to, the Surviving Corporation; provided, however, that to the extent that there is a tax audit or tax contest relating to Taxes that will result in a claim subject to indemnification pursuant to Article X, Parent shall (i) give notice to the Shareholder Representatives of such tax audit or tax contest and of the matters that could give rise to indemnification, (ii) allow the Shareholder Representatives to comment on such matters and provide to the Shareholder Representatives information reasonably requested by the Shareholder Representatives for purposes of evaluating such matters, (iii) to the extent comments from the Shareholder Representatives are received, reasonably and in good faith consider such comments, and (iv) allow the Shareholder Representatives and their counsel, at the sole expense of the Shareholder Representatives, to participate in any proceedings relating to such matters, provided that Parent and the Shareholder Representatives shall jointly control the conduct of such proceedings on terms mutually agreeable to Parent and the Shareholder Representatives.  Parent shall not enter into any settlement of any contest or otherwise compromise any issue that may have an adverse effect on the Tax liability of the Company Shareholders or the Company for any Pre-Closing Tax Period without the prior written consent of the Shareholder Representatives, which consent shall not be unreasonably withheld or delayed.

SECTION 8.10.  Worker’s Compensation Insurance

(a)                                  On the Closing Date the Company will have in place insurance with a workers’ compensation carrier to cover workers’ compensation claims that exceed the retained self-insured risk of $750,000 per occurrence.  The parties acknowledge that the workers’ compensation carrier makes premium adjustments at the end of the policy year.  The adjustment results in either additional premium payments or a partial refund.  Parent and the Surviving Corporation expressly agree that they will pay any premium increase and Company agrees that Parent will retain any refunds attributable to business conducted in the state of Washington for the policy years beginning on July 1, 2004, and December 1, 2005 for all other states.

(b)                                 On March 1, 2007, the Company Actuarial Reviewer will prepare and deliver to Parent an actuarial review of the Surviving Corporation’s workers’ compensation claims paid and reserves held for workers’ compensation claims (the “Ultimates”) for the policy years beginning November 1, 2000, November 1, 2001, November 1, 2002 and December 1, 2003, and for the portion of the policy year beginning December 1, 2004 through the Closing

Date.  For purposes of this Section 8.10, for the policy years beginning November 1, 2000, November 1, 2001 and November 1, 2002, the Ultimates will be calculated for the amounts below the retained $250,000 deductible per occurrence and for the policy year beginning December 1, 2003, and for the portion of the policy year beginning December 1, 2004 through the Closing Date, the Ultimates will be calculated for the amounts below the retained $750,000 deductible per occurrence.  The March 1, 2007, actuarial review will be calculated by using loss run information known through December 31, 2006.  The actuarial review will use the same methods employed by Deloitte Consulting LLP in its March 2005 report using the High-Selected Ultimates which report was effective as of December 31, 2004 and was used to compute the Ultimates for the policy years beginning November 1, 2000, November, 1, 2001, November 1, 2002 and December 1, 2003 and for December 2004.  The cost of such actuarial review will be paid by Parent.  If Parent does not believe that the Company Actuarial Reviewer used the proper calculation methods, then Parent must put the Shareholder Representatives on notice of such position within ten (10) days of receipt of the report.  If Parent puts the calculation method in dispute, such dispute will be resolved pursuant to the dispute resolution procedures set forth in Section 10.3(d), starting with the attempt in good faith to resolve the matter within 30 days and, if unsuccessful, proceeding to arbitration.  If Parent does not put the calculation method in dispute, then the Participating Shareholders will pay Parent (i) the amount, if any, by which the amount of the Ultimates calculated by the Company Actuarial Reviewer using loss run information known through December 31, 2006 exceeds the amount of the Ultimates calculated by Deloitte Consulting LLP as of December 31, 2004, for the policy years beginning November 1, 2000, November, 1, 2001, November 1, 2002 and December 1, 2003, plus (ii) the amount, if any, by which the amount of the Ultimates calculated by the Company Actuarial Reviewer using loss run information known through December 31, 2006 for actual occurrences arising during the portion of the policy year beginning December 1, 2004 through the Closing Date exceeds the Stub Amount.  If such excess amount is $250,000 or less, then the Participating Shareholders will not be required to pay Parent any amount pursuant to this Section 8.10.  Such payment, if any, will be made by the release of funds from the Indemnity Escrow to Parent and will be subject to the Liability Cap contained in Article X, below.  If Parent puts the calculation method in dispute the parties agree that such payment, if any, will be made by the release of funds from the Indemnity Escrow to Parent within ten (10) days following resolution of the dispute.  Parent agrees that for at least two (2) years following the Closing it will continue to retain the Company’s third party administrator as of the Closing Date to administer claims existing for the policy years beginning November 1, 2000, November 1, 2001, November 1, 2002 and December 1, 2003, and for the portion of the policy year beginning December 1, 2004 through the Closing Date.  The third party administrator shall continue to hold reserves and adjust the reserves and settle workers’ compensation claims in a commercially reasonable manner, consistent with past practices.  If the Company’s third party administrator withdraws its services or is otherwise removed, then Parent and the Shareholder Representatives shall mutually agree upon a replacement third party administrator, which shall continue to adjust the reserves and settle workers’ compensation claims in a commercially reasonable manner, consistent with past practices of the prior third party administrator.

(c)                                  On March 1, 2007, the Parent Actuarial Reviewer will prepare and deliver to the Shareholder Representatives an actuarial review calculated by using loss run information known through December 31, 2006.  The review shall contain a calculation of the Ultimates for the policy years beginning November 1, 2000, November 1, 2001, November 1, 2002 and December 1, 2003, and for the portion of the policy year beginning December 1, 2004 through the Closing Date.  The cost of such actuarial review will be paid  by Parent.  If the Shareholder Representatives do not believe that the Parent Actuarial Reviewer used the proper calculation methods then the Shareholder Representatives must put Parent on notice of such position within ten (10) days of receipt of the report.  If the Shareholder Representatives put the calculation method in dispute, such dispute will be resolved pursuant to the dispute resolution procedures set forth in Section 10.3(d), starting with the attempt in good faith to resolve the matter within 30 days and, if unsuccessful, proceeding to arbitration.  If the Ultimates calculated by the Parent Actuarial Reviewer using loss run information known through December 31, 2006 are less than the sum of the amount of the Ultimates calculated by Deloitte Consulting, LLP as of December 31, 2004 for the policy years beginning November 1, 2000, November 1, 2001, November 1, 2002 and December 1, 2003, plus the Stub Amount, then within ten (10) days after delivery of the review, Parent will deliver to the Paying Agent for distribution to the Participating Shareholders cash in the amount of such difference.  If the Shareholder Representatives put the calculation in dispute Parent will deliver the payment, if any, within ten (10) days following resolution of the dispute.  Any amounts that are owed by Parent to the Participating Shareholders pursuant to this Section 8.10(c) will be offset against any amounts Parent is entitled to receive from the Indemnity Escrow pursuant to Section 8.10(b).

(d)                                 For any calculation required in Sections 8.10(b) or (c), above, the death of Mr. Jordon Anderson shall not be taken into account and all Ultimates related to such death shall be excluded.

ARTICLE IX

CONDITIONS

SECTION 9.1.  Conditions to Each Party’s Obligation to Effect the Merger.  Unless waived by the parties in writing, the respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Closing of the following conditions:

(a)                                  this Agreement and the transactions contemplated hereby, as appropriate, shall have been approved and adopted by the requisite vote of the Company Common Shareholders under applicable Law and such requisite vote shall include the approval of Baird Capital Partners II Limited Partnership, BCP II Affiliates Fund Limited Partnership and William Blair Capital Partners VI, LP (the “Investor Shareholders”);

(b)                                 no preliminary or permanent injunction or other order or decree by any federal or state court which prevents the consummation of the Merger shall have been issued and remain in effect (each party agreeing to use its commercially reasonable efforts to have any such injunction, order or decree lifted);

(c)                                  no action shall have been taken, and no Law shall have been enacted, by any Governmental Authority in the United States which would prevent the consummation of the Merger or make the consummation of the Merger illegal;

(d)                                 all material governmental waivers, consents, orders and approvals, domestic or foreign, legally required for the consummation of the Merger and the transactions contemplated hereby shall have been obtained and be in effect at the Effective Time, including, without limitation, the filing of the Articles of Merger with the Secretary of State of the State of Nevada;

(e)                                  the Shareholder Representatives (on behalf of the Company Common Shareholders), Parent and the Escrow Agent shall have entered into the Escrow Agreement, which is attached hereto as Exhibit 9.1(e) (the “Escrow Agreement”);

(f)                                    there shall not be any pending action, proceeding or investigation before any Governmental Authority or any other person (i) challenging or seeking material damages in connection with the Merger, or (ii) seeking to restrain, prohibit or limit the exercise of full rights of ownership or operation by Parent or its subsidiaries of all or any portion of the business or assets of the Company or any Company Subsidiary, which in either case is reasonably likely to have a Company Material Adverse Effect or a material adverse affect on the Surviving Corporation, in each case, taken as a whole;

(g)                                 the Company shall have redeemed all of the Company Preferred Stock from the Company Preferred Shareholders pursuant to Section 2.3, above;

(h)                                 the Shareholder Representatives (on behalf of the Company Common Shareholders), the Company, Parent and the Paying Agent shall have entered into the Paying Agent Agreement, which is attached hereto as Exhibit 9.1(h) (the “Paying Agent Agreement”);

(i)                                     the Company shall have distributed the Estimated Closing Cash in connection with the redemption of the Company Preferred Stock pursuant to Section 2.3(b), above; and

(j)                                     the Company shall have obtained the Company Common Shareholder Approval.

SECTION 9.2.  Additional Conditions to Obligation of the Company to Effect the Merger.  Unless waived by the Company in writing, the obligation of the Company to effect the Merger shall be subject to the fulfillment at or prior to the Closing of the following additional conditions:

(a)                                  Parent and Subsidiary shall have performed in all material respects their agreements contained in this Agreement required to be performed on or prior to the Closing Date and the representations and warranties of Parent and Subsidiary contained in this Agreement shall be true and correct in all material respects on and as of the date made and on and as of the Closing Date, except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date), as if made at and as of such date, and the Company shall have received a Certificate of Parent signed by an authorized officer of Parent, in form and substance reasonably satisfactory to the Company, to that effect;

(b)                                 all waivers, consents, orders, authorizations, and approvals required to be obtained, and all filings required to be made by Parent and/or Subsidiary for the authorization, execution and delivery of this Agreement and the consummation by Parent and Subsidiary of the transactions contemplated hereby shall have been obtained and made by Parent and Subsidiary, including, without limitation Parent Required Statutory Approvals, except where the failure to obtain the waivers, consents, orders, authorizations or approvals required to be obtained or any filings required to be made would not have a Parent Material Adverse Effect, taken as a whole;

(c)                                  Parent shall have delivered or cause to be delivered to the Company (or, in the case of clause (i), below, to the Paying Agent and in the case of clause (ii), below, to the Escrow Agent) the following:

(i)                                     The Remaining Redemption Payment, on behalf of the Surviving Corporation, as specified in Section 2.3, above, and the Merger Payment Fund as specified in Section 4.4(b), above;

(ii)                                  The Adjustment Escrow and the Indemnity Escrow as specified in Section 4.4(b), above;

(iii)                               A certificate from an authorized officer of Parent, in a form satisfactory to the Company, setting forth the resolutions of the Board of Directors of Parent authorizing the execution of this Agreement and all agreements, documents and instruments to be executed in connection herewith and the taking of any and all actions deemed necessary or advisable to consummate the transactions contemplated herein;

(iv)                              The certificate of Parent required to be delivered pursuant to Section 9.2(a), above; and

(v)                                 A legal opinion of Preston Gates & Ellis LLP, dated the Closing Date, covering such matters as are customary for transactions of this nature in form and content acceptable to the Company and its counsel in the form attached hereto as Exhibit 9.2(c)(v);

(vi)                              A certificate from an authorized officer of Subsidiary, in a form satisfactory to the Company, setting forth the resolutions of the Board of Directors of Subsidiary and a consent of the sole shareholder of Subsidiary authorizing the execution of this Agreement and all agreements, documents and instruments to be executed in connection herewith and the taking of any and all actions deemed necessary or advisable to consummate the transactions contemplated herein;

(vii)                           The Escrow Agreement, duly executed by Parent and the Escrow Agent; and

(viii)                        The Paying Agent Agreement, duly executed by Parent and the Paying Agent.

(d)                                 No Governmental Authority shall have promulgated any statute, rule or regulation which, when taken together with all such promulgations, would materially impair the value of the Merger to the Company Common Shareholders.

(e)                                  The principal terms of the Merger shall have been duly approved by the Company Common Shareholders in accordance with applicable Law.

SECTION 9.3.  Additional Conditions to Obligations of Parent and Subsidiary to Effect the Merger.  Unless waived by Parent and Subsidiary in writing, the obligations of Parent and Subsidiary to effect the Merger shall be subject to the fulfillment at or prior to the Closing of the following additional conditions:

(a)                                  the Company shall have performed in all material respects its agreements contained in this Agreement required to be performed on or prior to the Closing Date and the representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects on and as of the date made and on and as of the Closing Date, except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date), as if made at and as of such date, and Parent shall have received a Certificate of the Company signed by an authorized officer of the Company, in form and substance reasonably satisfactory to Parent, to that effect;

(b)                                 since the date hereof, there shall have been no changes that constitute, and no event or events shall have occurred, which, taken as a whole, have resulted in or constitute or may be reasonably expected to result in or constitute, monetary loss relating to the financial condition, business, properties, assets or operations of the Company and the Company Subsidiaries which exceeds $500,000;

(c)                                  all waivers, consents, orders, authorizations, and approvals required to be obtained, and all filings required to be made by the Company for the authorization, execution and delivery of this Agreement and the consummation by the Company of the transactions contemplated hereby shall have been obtained and made by the Company, except where the failure to obtain the waivers, consents, orders, authorizations, or approvals required to be obtained or any filings required to be made, taken as a whole, would not result in or be reasonably expected to result in monetary loss relating to the financial condition, business, properties, assets or operations of the Company and the Company Subsidiaries which exceeds $500,000;

(d)                                 no Governmental Authority shall have promulgated any statute, rule or regulation which, when taken together with all such promulgations, would materially impair the value to Parent of the Merger;

(e)                                  The Company shall have delivered or caused to be delivered to Parent and Subsidiary at or prior to the Closing the following:

(i)                                     The certificate of the Company required to be delivered pursuant to Section 9.3(a), above;

(ii)                                  Constructive possession of the complete books and records relating to the business of the Company and the Company Subsidiaries;

(iii)                               Parent shall have received an opinion from the law firm of Godfrey & Kahn, S.C., independent counsel to the Company, effective as of the Closing Date, covering such matters as are customary for transactions of this nature in form and content acceptable to Parent in the form attached hereto as Exhibit 9.3(e)(iii);

(iv)                              A certificate from an authorized officer of the Company, in a form reasonably satisfactory to Parent, setting forth the resolutions of the Board of Directors of the Company and the Company Common Shareholders (together with the Investor Shareholders) authorizing the Merger and the execution of this Agreement and all agreements, documents and instruments to be executed in connection herewith and the taking of any and all actions deemed necessary or advisable to consummate the transactions contemplated herein;

(v)                                 Resignations of all incumbent officers and directors of the Company and the Company Subsidiaries from their position as such effective as of the Closing, except as Parent shall otherwise designate;

(vi)                              The Escrow Agreement, duly executed by the Company, the Shareholder Representatives and the Escrow Agent;

(vii)                           The Paying Agent Agreement, duly executed by the Company, the Shareholder Representatives and the Paying Agent;

(viii)                        An Employment Agreement, in a form reasonably satisfactory to Parent, between the Company and the individuals set forth on Schedule 9.3(e)(viii), duly executed by the Company;

(ix)                                A Non-Competition Agreement and Release, in the form attached as Exhibit 9.3(e)(ix)(A), between the Company and the individuals set forth on Schedule 9.3(e)(ix)(A),

duly executed by all parties to such agreement; and a Non-Solicitation Agreement and Release, in the form attached as Exhibit 9.3(e)(ix)(B), between the Company and the Persons set forth on Schedule 9.3(e)(ix)(B), duly executed by the parties to such agreements;

(x)                                   [Intentionally Omitted]; and

(xi)                                A Good Standing Certificate for the Company from the Secretary of State of the State of Nevada and each other jurisdiction where the Company is qualified to do business, other than the State of Texas, and Good Standing Certificates for each Company Subsidiary from the Secretary of State of the State of Delaware and each other jurisdiction where such Company Subsidiary is qualified to do business, other than the State of Massachusetts, each dated as of a date within ten (10) days preceding the Closing Date, except for Good Standing Certificates from Secretary of State of California and Vermont, which are dated as of May 6, 2005 and May 2, 2005, respectively.

ARTICLE X

INDEMNITY

SECTION 10.1.  Indemnification of Parent and Subsidiary After Effective Time.  From and after the Effective Time, the Indemnity Escrow shall be available to defend, indemnify and hold harmless Parent and the Surviving Corporation and any of their affiliates, directors, officers, agents and employees from and against any and all actual, out-of-pocket damages, losses, liabilities, deficiencies, actions, demands, claims, suits, judgments, costs and expenses (including reasonable attorneys’ and accountants’ fees, but excluding incidental, punitive, speculative, lost opportunity, multiple of profits and consequential or special damages of any nature) (collectively “Losses”) of or against Parent and/or the Surviving Corporation resulting from:  (a) any misrepresentation or breach of representation or warranty on the part of the Company in this Agreement or in any document or agreement executed and/or delivered by the Company or the Company Shareholders pursuant hereto, which shall be determined in each case without giving effect to any materiality limitations or references to Company Material Adverse Effect set forth therein; (b) any breach or nonfulfillment of any agreement or covenant contained herein or in any certificate, document or instrument delivered on the part of the Company or the Company Shareholders; (c) any amounts due to Parent in excess of the Adjustment Escrow not covered by the Participating Shareholders pursuant to Section 4.5(b); (d) any amounts due by the Surviving Corporation or Parent, including costs and expenses, in respect of Company Common Shareholders who exercise dissenter rights in excess of the Distribution Share relating to such shareholders; (e) any amounts paid by Parent or the Surviving Corporation that Parent and the Surviving Corporation are entitled to recover pursuant to Section 8.6(a); and (f) any amounts paid by the Surviving Corporation or its affiliates after Closing in connection with the following pending lawsuits: CLP v. ConWest Group and Bealle/Ellwood v. CLP and any amounts paid by the Surviving Corporation or its affiliates after Closing in connection with the death of Mr. Jordon Anderson (collectively with CLP v. ConWest and

Bealle/Ellwood v. CLP, the “Pending Claims”), irrespective of disclosure thereof.  In addition to the preceding sentence, the Indemnity Escrow shall be used to pay any amounts owed by the Participating Shareholders to Parent pursuant to Section 8.10(b), which payments shall be governed by Section 8.10(b) and not this Article X, except as specifically provided in Section 8.10(b).  Any claim for indemnification under this Section 10.1 shall be satisfied in accordance with the procedures set forth in this Article X.  No claim for indemnification made by Parent and/or the Surviving Corporation shall be payable unless the Shareholder Representatives shall have received a Claim Notice on or before the expiration of the Indemnity Escrow Period except for breaches of Sections 6.11 and 6.12 (solely for wage laws), above, for which a Claim Notice may be filed until the three (3) year anniversary of the Closing Date and except for Pending Claims, claims  for fraud or breaches of Sections 6.1, 6.2, 6.3, 6.4(a) and 6.10, above, for which a Claim Notice may be filed until the expiration of the relevant statute of limitations period, if any.

SECTION 10.2.  Indemnification of the Company Common Shareholders.  From and after the Effective Time, Parent and Subsidiary shall jointly and severally defend, indemnify and hold harmless the Participating Shareholders from and against any and all Losses resulting from:  (a) any misrepresentation or breach of warranty on the part of Parent and/or Subsidiary in this Agreement or in any document or agreement executed and/or delivered by Parent and/or Subsidiary pursuant hereto, which shall be determined in each case without giving effect to any materiality limitations or references to material adverse effect set forth therein; and (b) any breach or nonfulfillment of any agreement or covenant contained herein or in any certificate, document or instrument delivered hereunder on the part of Parent and/or Subsidiary.  No claim for indemnification made by the Participating Shareholders shall be payable unless Parent shall have received a Claim Notice on or before the expiration of the Indemnity Escrow Period except for claims for fraud or breaches of Sections 5.1 and 5.2, above, for which a Claim Notice may be filed until the expiration of the relevant statute of limitations period, if any.

SECTION 10.3.  Procedure Relative to Indemnification

(a)                                  In the event that any party hereto shall claim that it is entitled to be indemnified pursuant to the terms of this Article X, such party (the “Claiming Party”) shall notify the party against which the claim is made (the “Indemnifying Party”) in writing (a “Claim Notice”) of such claim promptly after the Claiming Party receives notice of any Legal Proceeding or otherwise has received notice of any claim of a third party (a “Third Party Claim”) that may reasonably be expected to result in a claim for indemnification by the Claiming Party against the Indemnifying Party.  The Claim Notice shall specify the breach of warranty, representation, agreement or covenant claimed by the Claiming Party and the Losses incurred by, or imposed upon, the Claiming Party on account thereof.  If such Losses are liquidated in amount, the Claim Notice shall so state and such amount shall be deemed the amount of the claim of the Claiming Party.  If such Losses are not liquidated, the Claim Notice shall so state and, in such event, a claim shall be deemed asserted against the Indemnifying Party on behalf of the Claiming Party, but no payment shall be made on account thereof until the claim is Definitively Resolved.

(b)                                 The following provisions shall apply to claims of the Claiming Party which are based upon a Third Party Claim (including any form of Legal Proceeding or assessment instituted by a Governmental Authority):

(i)                                     The Indemnifying Party shall have the right, upon receipt of the Claim Notice and at its expense, to defend such Third Party Claim in its own name or, if necessary, in the name of the Claiming Party.  The Claiming Party shall cooperate with and make available to the Indemnifying Party such assistance and materials as may be reasonably requested of the Claiming Party, and the Claiming Party shall have the right, at the Claiming Party’s expense, to participate in the defense.  The Indemnifying Party shall have the right to settle and compromise such Third Party Claim only with the prior written consent of the Claiming Party (which consent shall not be unreasonably withheld or delayed).

(ii)                                  Regardless of whether the Indemnifying Party elects to defend the Third Party Claim, the Indemnifying Party shall also have the right within 30 days from receipt of the Claim Notice to notify the Claiming Party that the Indemnifying Party disputes the merits of the Third Party Claim and/or that the Third Party Claim is the subject of indemnification hereunder.  Such dispute shall not affect the Indemnifying Party’s right to defend the Third Party Claim under subsection (i), above.  Any such dispute shall be resolved pursuant to the dispute resolution procedures set forth in Section 10.3(d), below.

(iii)                               In the event the Indemnifying Party shall notify the Claiming Party that the Indemnifying Party does not wish to defend, or fails to adequately defend, such Third Party Claim, then the Claiming Party shall have the right to conduct a defense against such Third Party Claim in such manner as it may deem appropriate and seek indemnification pursuant to this Article X as to any Losses.

(c)                                  Upon receipt of a Claim Notice that does not involve a Third Party Claim, the Indemnifying Party shall have 30 days from the receipt of such Claim Notice to notify the Claiming Party that the Indemnifying Party disputes such claim.  If the Indemnifying Party does not timely notify the Claiming Party of such dispute, then the amount of such claim shall be deemed, conclusively, a liability of the Indemnifying Party hereunder.  If the Indemnifying Party does timely notify the Claiming Party of such dispute, then such dispute shall be resolved pursuant to the dispute resolution procedures set forth in Section 10.3(d), below.

(d)                                 In the event the Indemnifying Party timely notifies the Claiming Party of a dispute with respect to a claim pursuant to Section 10.3(b)(ii) or Section 10.3(c), above, the Claiming Party shall have 30 days after receiving notice of such dispute to respond in a written statement to the objection of the Indemnifying Party.  If after such 30-day period there remains a dispute as to any such claim, then the Claiming Party and the Indemnifying Party shall attempt in good faith for a period not to exceed 30 additional days to agree upon the rights of the respective parties with respect to such claim.  If the parties should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and delivered to the Escrow Agent.  If the parties do not agree within such additional 30-day period, then the matter shall become an “Arbitrable Claim” and shall be submitted to arbitration pursuant to the following procedures:

(i)                                     Any Arbitrable Claim under this Agreement shall be submitted to final and binding arbitration in Denver, Colorado, which arbitration shall, except as herein specifically stated, be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the “AAA Rules”) then in effect; provided, however, that in the event of an arbitration, the arbitration provisions of this Agreement shall govern over any conflicting rules which may now or hereafter be contained in the AAA Rules.

(ii)                                  The final decision of the arbitrator shall be furnished in writing to Parent and the Shareholder Representatives and shall contain the arbitrator’s conclusions and rationale for those conclusions, shall be based on applicable law, and shall constitute a conclusive determination of the issue in question, binding upon the parties to this Agreement and the Participating Shareholders.  The arbitrator shall have the authority to grant any equitable and legal remedies that would be available in a judicial proceeding instituted to resolve an Arbitrable Claim.  Any judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction over the subject matter thereof.

(iii)                               Any such arbitration shall be conducted before a single arbitrator, who will be compensated for his or her services, as provided below in Section 10.3(d)(v), at a rate to be determined by the parties or pursuant to the AAA Rules, but based upon reasonable hourly or daily consulting rates for the arbitrator in the event Parent and the Shareholder Representatives are not able to agree upon his or her rate of compensation.

(iv)                              Parent and the Shareholder Representatives shall select the arbitrator by mutual agreement promptly following initiation of arbitration in accordance with the AAA Rules; provided, however, that in the event Parent and the Shareholder Representatives are unable to reach such agreement within twenty (20) days of initiation, the AAA shall have the authority to select an arbitrator from a list of arbitrators who are partners in a nationally or regionally recognized firm of independent certified public accountants from the management advisory services department (or comparable department or group) of such firm or who are partners in a major law firm; provided, however, that such accounting firm or law firm cannot be a firm that has within the last three (3) years rendered, or is then rendering, services to any party hereto or, in the case of a law firm, appeared within the last three (3) years, or is then appearing, as counsel of record in opposition to any party hereto.  Any arbitrator selected to serve shall be qualified by training and experience for the matters for which such arbitrator is designated to serve.

(v)                                 Except as provided herein, the prevailing party in any arbitration shall be entitled to an award of reasonable attorneys’ fees and charges and/or costs of arbitration, and all costs of arbitration, including those provided for above, will be paid by the losing party, subject in each case to a determination by the arbitrator as to which party is the prevailing party and the amount of such fees and costs to be paid by the losing party.

(vi)                              The arbitrator chosen in accordance with these provisions shall not have the power to alter, amend, or otherwise affect the terms of these arbitration provisions or the provisions of this Agreement, the Escrow Agreement, or any other documents that are executed in connection therewith.

(vii)                           Arbitration under this Section 10.3(d) shall be the sole and exclusive remedy of the parties for any Arbitrable Claim arising out of this Agreement.

SECTION 10.4.  Losses Net of Insurance and Tax Benefits.  With respect to any matter covered by this Article X, the Claiming Party shall use reasonable efforts to assert all claims under all applicable insurance policies of the Claiming Party and any indemnification claim shall be net of any insurance proceeds received by the Claiming Party specifically relating to such claim and, to the extent that insurance proceeds are collected by the Claiming Party after an indemnification claim has been paid, the Claiming Party shall distribute such insurance proceeds to the Indemnifying Party (or in the case of the Participating Shareholders, such proceeds will be distributed to the Shareholder Representatives to distribute to the Participating Shareholders).  Nothing in this Agreement shall obligate Parent or the Surviving Corporation to acquire or maintain insurance coverage relating to events that occurred prior to the Closing.  In addition, the amounts for which an Indemnifying Party shall be liable under this Article X shall be net of any tax benefit realized or certain of being realized by the Claiming Party as a result of the facts and circumstances giving rise to the liability of the Indemnifying Party.

SECTION 10.5.  Limits on Indemnification Claims.

(a)                                  Notwithstanding anything contained in this Agreement to the contrary, the Participating Shareholders shall not be obligated to indemnify Parent and the Surviving Corporation with respect to any Losses pursuant to Section 10.1, above or otherwise in this Agreement, unless and until the aggregate amount of Losses from a single claim of indemnification exceeds Twenty Thousand Dollars ($20,000) (the “De minimis Amount”) (and then the Participating Shareholders shall be obligated to provide indemnification with respect to the full amount of Losses relating to such claim in excess of the Basket Amount) and unless and until the aggregate Losses from all claims, each in excess of the De minimis Amount (provided that if the Losses associated with a claim exceed the De minimis Amount, the full amount of Losses shall be included in determining whether the Basket Amount has been exceeded), exceed, in the aggregate, Two Hundred Fifty Thousand Dollars ($250,000) (the “Basket Amount”), and then the Participating Shareholders’ obligation to provide such indemnification shall be only to the extent such Losses exceed the Basket Amount.  Notwithstanding anything in this Agreement to the contrary, Losses that arise from substantially similar facts or transactions that are the same types of claims, shall be deemed to be part of a single claim for purposes of calculating the De minimis Amount.  Subject to the next following sentence, in no event shall the Participating Shareholders’ obligation to provide Parent and/or the Surviving Corporation indemnification for Losses under Section 10.1, above or otherwise in this Agreement, including Separate Losses, exceed, in the aggregate, Seven Million Dollars ($7,000,000) (the “Liability Cap”).  Notwithstanding the foregoing provisions of this Section 10.5, the Basket Amount and Liability Cap shall not apply with respect to any claims (i) for fraud, (ii) brought as a result of any breach of the representations and warranties contained in Sections 6.1, 6.2, 6.3 and 6.4(a), above or (iii) relating to Section 10.1(d); provided that each Participating Shareholder’s liability for such claims to the extent the Losses exceed the Liability Cap will be proportionate to the ratio between such Participating Shareholder’s Distribution Share and the aggregate Distribution Shares received by all Participating Shareholders.

(b)                                 Notwithstanding anything contained in this Agreement to the contrary, (i) any Losses that result from a breach of Section 6.12 to the extent such Losses arise from non-compliance with wage and hour laws by the Company prior to the Closing Date (“Separate Losses”) shall not be included in the Basket Amount under Section 10.5(a); (ii) the Participating Shareholders shall not be obligated to indemnify Parent and the Surviving Corporation with respect to any Separate Losses pursuant to Section 10.1, above, unless and until the aggregate Separate Losses from all claims, each in excess of the De minimis Amount (provided that if the Separate Losses associated with a claim exceed the De minimis Amount, the full amount of Separate Losses shall be included in determining whether the Separate Basket Amount has been exceeded), exceed, in the aggregate, Two Hundred Fifty Thousand Dollars ($250,000) (the “Separate Basket Amount”), and then the Participating Shareholders’ obligation to provide such indemnification shall be only to the extent such Separate Losses exceed the Separate Basket Amount; and (iii) subject to the next following sentence, in no event shall the Participating Shareholders’ obligation to provide Parent and/or the Surviving Corporation indemnification for Separate Losses under Section 10.1, above, exceed, in the aggregate, Three Million Dollars ($3,000,000) (the “Separate Liability Cap”).  Notwithstanding the foregoing provisions of this Section 10.5, the Separate Basket Amount and Separate Liability Cap shall not apply with respect to any claims for fraud; provided that each Participating Shareholder’s liability for such claims to the extent the Losses exceed the Separate Liability Cap will be proportionate to the ratio between such Participating Shareholder’s Distribution Share and the aggregate Distribution Shares received by all Participating Shareholders.  Any dispute between Parent on the one hand and the Shareholder Representatives on the other as to whether or not a Loss qualifies as a Separate Loss will be resolved pursuant to the dispute resolution procedures set forth in Section 10.3(d), starting with the attempt in good faith to resolve the matter within 30 days and, if unsuccessful, proceeding to arbitration.

(c)                                  In no event shall Parent’s or Subsidiary’s obligation to provide the Participating Shareholders indemnification for Losses under Section 10.2, above, exceed, in the aggregate, the Liability Cap; provided, however, that the Liability Cap shall not apply with respect to any claims for fraud or brought as a result of any breach of the representations and warranties contained in Sections 5.1 and 5.2, above.

SECTION 10.6.  Sole Remedy.  Notwithstanding anything contained in this Agreement to the contrary, the sole remedy for any and all claims of the nature described in Section 10.1 or otherwise in this Agreement, other than for (a) Payable Claims  for fraud or arising from breaches of Sections 6.1, 6.2, 6.3, 6.4(a), 6.10, 6.11 and/or 6.12 (solely for wage laws), above, but subject to the limitations contained in this Article X, (b) any amounts due to Parent in excess of the Adjustment Escrow not covered by the Participating Shareholders pursuant to Section 4.5(b) and (c) any amounts due by the Surviving Corporation or Parent, including costs and expenses, in respect of Company Common Shareholders who exercise dissenter rights in excess of the Distribution Share relating to such shareholders, shall be the right to set-off Payable Claims against the Indemnity Escrow pursuant to the Escrow Agreement.  Any amounts due under (a), (b) or (c) shall first be paid with funds from the Indemnity Escrow pursuant to this Section 10.6; provided, however, in the event the Indemnity Escrow is exhausted pursuant to this Section 10.6 or paid to the Participating Shareholders pursuant to the Escrow Agreement before a Payable Claim arises, Parent and/or the Surviving Corporation may pursue any and all remedies available to them at law or in equity with respect to any such Payable Claim to enforce the indemnification provisions of Section 10.1, above, subject to the provisions of this Article X.  Any claims for indemnification made in good faith by Parent and/or the Surviving Corporation in writing prior to the expiration of the Indemnity Escrow Period, and the right of indemnity with respect thereto, shall survive until resolved or judicially determined pursuant to the provision of this Article X.  Holders of Company Stock prior to the Closing will not have any right of contribution from the Surviving Corporation for liabilities for such holders’ obligations pursuant to this Article X.

SECTION 10.7.  Payable Claims.  Notwithstanding anything contained in this Agreement to the contrary, any indemnity claim made by Parent and/or the Surviving Corporation that has been Definitively Resolved (as defined below) is referred to herein as a “Settled Claim.”  For purposes hereof, a “Payable Claim” shall mean (a) a Settled Claim only in the event and to the extent that (i) such Settled Claim exceeds the De minimis Amount (provided that if a Settled Claim exceeds the De minimis Amount, Parent shall be entitled to indemnification for all Losses relating to such Settled Claim in excess of the Basket Amount) and (ii) the amount of Losses related to such Settled Claim, together with the accumulated amount of Losses (each in excess of the De minimis Amount; provided that if a Settled Claim exceeds the De minimis Amount, all Losses relating to such Settled Claim shall be included in determining whether the Basket Amount has been exceeded) related to all previously Settled Claims exceeds the Basket Amount; or (b) a Settled Claim that exceeds the De minimis Amount and arises from breaches of Sections 6.1, 6.2, 6.3 and/or 6.4(a), above.  For purposes hereof, any claim for indemnification hereunder shall be deemed to have been “Definitively Resolved” when any of the following events has occurred:

(a)                                  a claim is settled by mutual agreement of Parent, the Surviving Corporation and the Shareholder Representatives, a settlement is reached by the Shareholder Representatives pursuant to the second sentence of Section 10.3(b)(i), above, or a settlement is reached by Parent and/or the Surviving Corporation pursuant to Section 10.3(b)(iii), above;

(b)                                 a final judgment, order or award of a court of competent jurisdiction or arbitrator deciding such claim has been rendered, as evidenced by a certified copy of such judgment, provided that such judgment is not appealable or the time for taking an appeal has expired; or

(c)                                  thirty (30) days have elapsed since the Shareholder Representatives’ initial receipt of a Claim Notice and neither Parent nor the Surviving Corporation has received, on or before that date, a written notice from the Shareholder Representatives disputing such claim in whole or in part.

SECTION 10.8.  Treatment of Indemnity Payments.  Any indemnity payments made pursuant to this Article X shall, to the extent permitted by applicable Law, be treated for tax reporting purposes as an adjustment to the Merger Consideration.

SECTION 10.9.  Assignment; Reimbursement.  If any of the Losses for which an Indemnifying Party is responsible or allegedly responsible under this Article X are recoverable or potentially recoverable against any third party at the time that payment is due hereunder, the Claiming Party shall assign any and all rights that it may have to recover such Losses to the Indemnifying Party or, if such rights are not assignable for any reason, the Claiming Party shall attempt in good faith to collect any and all such Losses on account thereof from such third party for the benefit of the Indemnifying Party.  The Claiming Party shall reimburse the Indemnifying Party for any and all Losses paid by the Indemnifying Party to the Claiming Party pursuant to this Agreement to the extent such amount is subsequently paid to the Claiming Party by any person other than the Indemnifying Party; provided that any costs or expenses incurred by the Claiming Party in connection with receiving such payment from a person other than the Indemnifying Party shall be deducted from the amount that is reimbursed to the Indemnifying Party.

ARTICLE XI

TERMINATION, AMENDMENT AND WAIVER

SECTION 11.1.  Termination.  This Agreement may be terminated by the mutual consent of the parties, or at any time prior to the Closing Date, whether before or after approval of the Merger by the Company Common Shareholders, as follows:

(a)                                  The Company shall have the right to terminate this Agreement:

(i)                                     if the Merger is not completed by May 27, 2005, other than on account of delay or default on the part of the Company;

(ii)                                  if the Merger is enjoined by a final, nonappealable order of a U.S. court having jurisdiction not entered at the request or with the support of the Company or any of its affiliates or associates; or

(iii)                               if Parent (A) has breached any representation, warranty or covenant in any material respect, and (B) does not cure such default in all material respects within 30 days after written notice of such default is given to Parent by the Company.

(b)                                 Parent shall have the right to terminate this Agreement:

(i)                                     if the Merger is not completed by May 27, 2005, other than on account of delay or default on the part of Parent or Subsidiary;

(ii)                                  if the Merger is enjoined by a final, nonappealable order of a U.S. court having jurisdiction not entered at the request or with the support of Parent, Subsidiary or any of their affiliates or associates; or

(iii)                               if the Company (A) has breached any representation, warranty or covenant in any material respect, and (B) does not cure such default in all material respects within 30 days after written notice of such default is given to the Company by Parent.

SECTION 11.2.  Effect of Termination.  In the event of termination of this Agreement by either Parent or the Company as provided in Section 11.1 above, this Agreement shall forthwith become void and there shall be no further obligation on the part of the Company, Parent, Subsidiary, the Shareholder Representatives, or their respective officers or directors (except as set forth in this Section 11.2 and in Sections 8.1(b) and 8.3, the Break-Up Fee in Section 11.3 and any confidentiality agreement, all of which shall survive the termination); provided, however, that nothing in this Section 11.2 shall relieve any party from liability for any breach of this Agreement.

SECTION 11.3.  Break-up Fee.  The Company agrees to pay Parent a termination fee in the amount of One Million Five Hundred Thousand Dollars ($1,500,000) (the “Break-up Fee”) if the Merger is not consummated because the Company Shareholders do not approve the Merger after the Company has received a proposal with respect to an Acquisition Transaction and within 12 months following termination of this Agreement, the Company or the Company Shareholders consummate an Acquisition Transaction.  To the extent the Company becomes obligated to pay a termination fee hereunder, the Company agrees to pay such fee to Parent within ten (10) business days of consummation of the Acquisition Transaction that triggers such obligation.  In such event, Parent shall, in addition to the amount of such termination fee, be entitled to receive any additional costs and expenses incurred to collect such amount, including attorneys fees, and any unpaid amount shall bear interest at the maximum rate permitted by applicable law.

SECTION 11.4.  Amendment.  This Agreement may not be amended except in writing signed on behalf of each of the parties hereto and in compliance with applicable Law.

SECTION 11.5.  Waiver.  At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant thereto, and (c) waive compliance with any of the agreements or conditions contained herein.  Any such extension or waiver shall not be deemed to be continuing or to apply to any future obligation or requirement of any party hereto provided herein.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid if set forth in an instrument in writing signed on behalf of such party.

ARTICLE XII

GENERAL PROVISIONS

SECTION 12.1.  Shareholder Representatives

(a)                                  In the event the Merger is approved, effective upon such vote, and without further act of any Company Common Shareholder, the Shareholder Representatives shall be appointed as agents and attorneys-in-fact for each Participating Shareholder of the Company, for and on behalf of the Participating Shareholders, to give and receive notices and communications, to compromise, settle or defend any claims, to agree to, negotiate, enter into settlements and comprises of, and commence litigation and comply with orders of courts with respect to such claims, and to take all actions necessary or appropriate in the judgment of the Shareholder Representatives for the accomplishment of the foregoing.  A decision, act, consent or instruction of the Shareholder Representatives shall be made by the unanimous consent of the Shareholder Representatives and shall constitute a decision of all of the Participating Shareholders and shall be final, binding and conclusive upon each of such Participating Shareholder, the Paying Agent and the Escrow Agent, and Parent may rely upon any such decision, act, consent or instruction of the Shareholder Representatives as being the decision, act, consent or instruction of each and every such Participating Shareholder.

(b)                                 The Shareholder Representatives shall be reimbursed out of the Indemnity Escrow pursuant to the terms of the Escrow Agreement for their reasonable out-of-pocket expenses (which shall include documented legal and accounting expenses) incurred in connection with serving as the Shareholder Representatives under this Agreement.

(c)                                  The Shareholder Representatives shall not be held liable by the Participating Shareholders for actions taken in their capacity as the Shareholder Representatives pursuant to this Agreement, except in the case of the Shareholder Representatives’ willful malfeasance or gross negligence.  The Shareholder Representatives shall not be required to incur any expenses in performing their duties and exercising their rights under this Agreement if the Shareholder Representatives reasonably believe that such expenses will not be reimbursed from the Indemnity Escrow pursuant to the terms of the Escrow Agreement.

SECTION 12.2.  Company Disclosure Letter.  The capitalized terms used in the Company Disclosure Letter, unless otherwise defined therein, have the meaning specified in this Agreement.  The section references referred to in the Company Disclosure Letter are to the applicable sections of this Agreement.  For convenience, disclosures under one section or subsection may be cross-referenced to one or more other sections or subsections and shall not be construed as to limit the effectiveness of such disclosure.  If a document or matter is disclosed in any section of the Company Disclosure Letter, it shall be deemed to have been disclosed with respect to all sections of this Agreement, provided the relevance of the disclosure to a particular section is reasonably apparent.  Disclosure of a matter in the Company Disclosure Letter shall not be deemed to be an acknowledgment that such matter is material or outside the ordinary course.  To the extent the Company Disclosure Letter discloses facts not required to be disclosed thereby, such facts are disclosed for information purposes only.  Any attachments to the Company Disclosure Letter are incorporated by reference and made a part of each disclosure in which reference to such disclosure is made.  Summaries of or reference to actual documents in the Company Disclosure Letter are qualified in their entirety by reference to such documents.

SECTION 12.3.  Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, mailed by registered or certified mail postage prepaid (return receipt requested), sent prepaid via reputable overnight courier or express service or sent via facsimile transmission actually received by the receiving equipment to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to Parent or Subsidiary, to:

Labor Ready, Inc.

1015 A Street

Tacoma, WA 98402-5113

Attention: General Counsel

Facsimile Number: (800) 773-4747

with a copy to:

Preston Gates & Ellis LLP

925 Fourth Avenue

Seattle, Washington 98104

Attention: Richard Dodd

Facsimile Number: (206) 623-7022

If to the Company or the Shareholder Representatives, to:

Baird Capital Partners

777 East Wisconsin Avenue

Milwaukee, WI 53202

Attention: Dave Pelisek

Facsimile Number: (414) 298-7490

and:

William Blair Capital Partners

303 West Madison, Suite 2500

Chicago, IL 60606

Attention: Robert Blank

Facsimile Number (312) 210-0703

with a copy to:

Godfrey & Kahn, S.C.

780 North Water Street

Milwaukee, Wisconsin 53202-3590

Attention: John A. Dickens

Facsimile Number: (414) 273-5198

SECTION 12.4.  Interpretation.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  In this Agreement, unless a contrary intention appears (i) the words “herein,” “hereof” and “hereunder” and other words of similar impact refer to this Agreement as a whole and not to any particular Article, Section or other subdivision, and (ii) reference to any Article or Section means such Article or Section hereof.  No provision of this Agreement shall be interpreted or construed against any party hereto solely because such party or its legal representative drafted such provision.

SECTION 12.5.  Miscellaneous.  This Agreement (including the documents and instruments referred to herein) (a) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, (b) is not intended to confer upon any other person any rights or remedies hereunder (except as expressly provided herein), and (c) each party to this Agreement shall accept service of process by certified mail, return receipt requested.

SECTION 12.6.  Governing Law; Jurisdiction.  THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF DELAWARE REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS.  THE PARTIES HERETO AGREE TO THE EXCLUSIVE VENUE OF THE FEDERAL COURTS PRESIDING IN DENVER, COLORADO.

SECTION 12.7.  Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.  Each of the parties agrees to accept and be bound by facsimile signatures hereto.

SECTION 12.8.  Successors in Interest.  This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement other than the Company Shareholders and except as described in Section 8.6(d), above.  No party hereto may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of each other party.

SECTION 12.9.  Exhibits and Schedules.  All Exhibits and Schedules referred to in this Agreement shall be attached hereto and are incorporated by reference herein.

SECTION 12.10.  Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

SECTION 12.11.  No Joint Venture.  Nothing contained in this Agreement will be deemed or construed as creating a joint venture or partnership between any of the parties hereto.  No party is by virtue of this Agreement authorized as an agent, employee, or legal representative of any other party.  No party will have the power to control the activities and operations of any other and their status is, and at all times, will continue to be, that of independent contractors with respect to each other.  No party will have any power or authority to bind or commit any other.  No party will hold itself out as having any authority or relationship in contravention of this Section.

SECTION 12.12.  Specific Performance.  The parties acknowledge and agree that any breach of the terms of this Agreement would give rise to irreparable harm for which money damages would not be an adequate remedy and accordingly the parties agree that, in addition to any other remedies, each shall be entitled to enforce the terms of this Agreement by a decree of specific performance without the necessity of proving the inadequacy of money damages as a remedy.

IN WITNESS WHEREOF, Parent, Subsidiary, the Company and the Shareholder Representatives have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first written above.

PARENT:
LABOR READY, INC.

By:
(Title)

SUBSIDIARY:
LABOR READY ACQUISITION SUB II, INC.

By:
(Title)

COMPANY:
CLP HOLDINGS CORP.

By:
Noel S. Wheeler, Chief Executive Officer and President

SHAREHOLDER REPRESENTATIVES:

BAIRD CAPITAL PARTNERS MANAGEMENT COMPANY, LLC

By:
(Title)

WILLIAM BLAIR CAPITAL PARTNERS VI, L.L.C.

By:
(Title)